UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CABELA’S INCORPORATED

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November 17, 2016

Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, December 13, 2016, at 8:00 a.m. Mountain Time, at our Corporate Headquarters, One Cabela Drive, Sidney, Nebraska 69160.

Details of the business to be conducted at the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

After reading the accompanying Proxy Statement, please make sure to vote your shares promptly by completing, signing, and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust, or other nominee, please follow the instructions you receive from it to vote your shares. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

As you may know, on October 3, 2016, the Company entered into an Agreement and Plan of Merger with Bass Pro Group, LLC (“Bass Pro”) and one of its subsidiaries (the “Merger Agreement”), which provides for the acquisition of the Company by Bass Pro in an all-cash transaction through the merger of the Company with and into a subsidiary of Bass Pro (the “Merger”). The consummation of the Merger is subject to approval by the Company’s shareholders, as well as regulatory approvals and other closing conditions. The Company anticipates seeking approval of the Merger by the Company’s shareholders at a special meeting of its shareholders. The proxy statement for that special meeting will describe the terms and conditions of the Merger Agreement and the Merger. Approval of the Merger will not be presented to the Company’s shareholders at the Annual Meeting and its terms and conditions are generally not addressed in the accompanying Proxy Statement. Further information regarding the Merger is available in the Company’s filings with the Securities and Exchange Commission and on the Company’s website at www.cabelas.com.

Thank you for your continued support and interest in Cabela’s.

Sincerely,

Thomas L. Millner
Chief Executive Officer

CABELA’S INCORPORATED

ONE CABELA DRIVE

SIDNEY, NEBRASKA 69160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 13, 2016

The 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Cabela’s Incorporated (the “Company”) will be held at the Company’s Corporate Headquarters, One Cabela Drive, Sidney, Nebraska 69160 on Tuesday, December 13, 2016, at 8:00 a.m. Mountain Time. The purposes of the Annual Meeting are to:

1.	Elect the ten directors named in the accompanying Proxy Statement;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2016;

3.	Hold an advisory vote on executive compensation as disclosed in the accompanying Proxy Statement; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Each outstanding share of the Company’s common stock entitles the holder of record at the close of business on November 9, 2016, to receive notice of, and to vote at, the Annual Meeting. Shares of the Company’s common stock can be voted at the Annual Meeting in person or by valid proxy.

A list of all shareholders entitled to vote at the Annual Meeting will be available for examination at the Company’s Corporate Headquarters located at One Cabela Drive, Sidney, Nebraska 69160 for 10 days before the Annual Meeting between 8:00 a.m. and 5:00 p.m. Mountain Time and during the Annual Meeting.

To assure that your shares are represented at the Annual Meeting, regardless of whether you plan to attend the Annual Meeting in person, please fill in your vote, sign, and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Central Time on December 12, 2016. If your shares are held in “street name” through a bank, broker, trust, or other nominee, please instruct your bank, broker, trust, or other nominee on how to vote your shares using the voting instructions furnished by your bank, broker, trust, or other nominee as soon as possible. Your proxy is being solicited by the Board.

If you have any questions about the Annual Meeting or how to submit your proxy, or if you need additional copies of the Proxy Statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. This will ensure the presence of a quorum at the Annual Meeting.

By order of the Board of Directors,

Brent LaSure
Secretary

November 17, 2016

CABELA’S INCORPORATED

ONE CABELA DRIVE

SIDNEY, NEBRASKA 69160

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 13, 2016

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) from the holders of shares of common stock of Cabela’s Incorporated to be voted at the Annual Meeting of Shareholders to be held on Tuesday, December 13, 2016, at 8:00 a.m. Mountain Time at the Company’s Corporate Headquarters, One Cabela Drive, Sidney, Nebraska 69160 (the “Annual Meeting”).

The terms “we,” “our,” “us,” “Cabela’s,” or the “Company” refer to Cabela’s Incorporated and its subsidiaries.

SPECIAL NOTE

On October 3, 2016, the Company entered into an Agreement and Plan of Merger with Bass Pro Group, LLC (“Bass Pro”) and one of its subsidiaries (the “Merger Agreement”), which provides for the acquisition of the Company by Bass Pro in an all-cash transaction through the merger of the Company with and into a subsidiary of Bass Pro (the “Merger”). The consummation of the Merger is subject to approval by the Company’s shareholders, as well as regulatory approvals and other closing conditions. The Company anticipates seeking approval of the Merger by the Company’s shareholders at a special meeting of its shareholders. The proxy statement for that special meeting will describe the terms and conditions of the Merger Agreement and the Merger. Approval of the Merger will not be presented to the Company’s shareholders at the Annual Meeting and its terms and conditions are generally not addressed in the accompanying Proxy Statement. Further information regarding the Merger is available in the Company’s filings with the Securities and Exchange Commission (the “SEC”) and on the Company’s website at www.cabelas.com.

VOTING INFORMATION

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act on the matters outlined in the accompanying Notice of Annual Meeting of Shareholders.

Who may vote?

You may vote at the Annual Meeting if you owned shares of our common stock at the close of business on November 9, 2016 (the “Record Date”). You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on the Record Date. As of the Record Date, there were 68,479,557 shares of our common stock issued and outstanding.

Who counts the votes?

Votes at the Annual Meeting will be tabulated by a representative of Wells Fargo Shareowner Services, who will serve as the Inspector of Elections, and the results of all items voted upon will be announced at the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting, and each may be accompanied by one guest. Registration and seating will begin at 7:45 a.m. Mountain Time. The use of cameras, recording devices, cell phones, and other electronic devices is strictly prohibited at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee) you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the Record Date will constitute a quorum, permitting Cabela’s to conduct its business at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. A “broker non-vote” occurs if you do not provide the record holder of your shares with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you.

What vote is required for adoption or approval of each matter to be voted on?

Proposal	Vote Required	Board’s Recommendation
Election of Directors	Majority of the votes cast “For” or “Against” (for each director nominee)	“For” each director nominee named in this Proxy Statement
Ratification of Independent Registered Public Accounting Firm	Majority of the shares present in person or represented by proxy and entitled to vote	“For” the ratification of the appointment of Deloitte & Touche LLP
Advisory Vote on Executive Compensation	Majority of the shares present in person or represented by proxy and entitled to vote	“For” the resolution approving the compensation paid to our Named Executive Officers

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	“For,” “Against,” or “Abstain” (for each director nominee)	No effect – not counted as a “vote cast”	No	No effect
Ratification of Independent Registered Public Accounting Firm	“For,” “Against,” or “Abstain”	Treated as a vote “Against” the proposal	Yes	Not applicable
Advisory Vote on Executive Compensation	“For,” “Against,” or “Abstain”	Treated as a vote “Against” the proposal	No	No effect

How do I vote?

Shareholders of record have a choice of voting by attending the Annual Meeting and casting a vote in person, by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number, or through the Internet. Please refer to your proxy card or to the information forwarded by your bank, broker, trust, or other nominee to see which voting options are available to you. The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. Central Time on December 12, 2016.

If you submit your proxy by mail, by telephone, or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust, or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust, or other nominee. Unless you give your bank, broker, trust, or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust, or other nominee will not be able to vote your shares on any of the proposals other than the Ratification of Independent Registered Public Accounting Firm proposal.

If you wish to vote in person at the Annual Meeting and your shares are held in the name of a bank, broker, or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker, or other holder of record authorizing you to vote at the Annual Meeting.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, you may contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

If you participate in the Company’s 401(k) Savings Plan (the “401(k) Plan”) and have contributions invested in the Company’s common stock as of the Record Date, you will receive a Proxy Statement prior to the Annual Meeting. If your proxy is not received by our transfer agent by December 8, 2016, your shares of common stock held in the 401(k) Plan will not be voted and will not be counted as present at the meeting.

Can I revoke my proxy?

Yes, you can revoke your proxy if your shares are held in your name by:

•	filing a written notice of revocation with our Secretary before the Annual Meeting;

•	providing subsequent Internet or telephone instructions;

•	delivering a valid proxy card bearing a later date; or

•	voting in person at the Annual Meeting.

Who will bear the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of preparing, assembling, and mailing the Proxy Statement and other soliciting materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our issued and outstanding common stock. Proxies will be solicited by mail, and may be solicited personally by directors, officers, or our employees, who will not receive any additional compensation for any such services.

The Company has retained MacKenzie Partners, Inc. to assist in the solicitation process. The Company will pay MacKenzie Partners, Inc. a fee of approximately $50,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify MacKenzie Partners, Inc. against various liabilities and expenses that relate to, or arise out of, its solicitation of proxies (subject to certain exceptions).

For additional questions about the Annual Meeting, assistance in submitting proxies or voting, or additional copies of the Proxy Statement or the enclosed proxy card(s), please contact Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Toll-Free: (800) 322-2885

Email: cabelas@mackenziepartners.com

If your shares of Company common stock are held for you by a bank, broker, trust, or other nominee, you should also call your bank, broker, trust, or other nominee for additional information.

PROPOSAL ONE –

ELECTION OF DIRECTORS

All of our directors are subject to annual election. Our Amended and Restated Bylaws require that in order to be elected, a director nominee must receive a majority of the votes cast with respect to such nominee in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not reelected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Amended and Restated Bylaws and Corporate Governance Guidelines (our “Governance Guidelines”), each director submits an advance, contingent, irrevocable resignation that the Board may accept if shareholders do not elect the director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

Our Governance Guidelines provide that no director may stand for election after reaching age 75 unless the Board approves an exception to this retirement policy on a case by case basis. In nominating Mr. Theodore M. Armstrong and Mr. James W. Cabela, who are each 77, the Board has determined that, in light of their unique experience and qualifications, it is in the Company’s best interest to make an exception to the normal retirement policy. Accordingly, the Board exercised its discretion to allow Messrs. Armstrong and Cabela to stand for reelection at the Annual Meeting.

Unless authority is withheld, proxies will be voted “for” the nominees listed and, in the event any nominee is unable to serve as a director, will be voted “for” any substitute nominee proposed by the Board.

The Nominating and Corporate Governance Committee works with the Board on a regular basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and appropriate experience. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a growing publicly-traded company in today’s business environment, understanding of the Company’s business, educational and professional background, personal accomplishment, and gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for reelection, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

All of our directors bring to the Board a wealth of executive leadership experience derived from their service as executives and, in many cases, chief executive officers of large companies. Our Governance Guidelines regarding directors require that each individual director possess all of the following characteristics: integrity and accountability; informed judgment; financial literacy; mature confidence; high performance standards; passion; and creativity. Below we identify and describe the key experience, qualifications, and skills our directors bring to the Board that are important in light of our businesses and structure. The directors’ experiences, qualifications, and skills that the Board considered in their renominations are included in their individual biographies.

•

Management and Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer or president positions, provide the Company with special insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management, and the methods to drive change and growth.

•

Financial Expertise. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial metrics. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially literate.

•	Industry Experience. We seek to have directors with experience as executives or directors in retail, direct marketing, and financial services businesses.

•	Marketing Experience. We seek to organically grow our retail, direct, and financial services businesses. Therefore, marketing expertise is important to us.

•

Outside Board Experience. We believe that an understanding of different business processes, challenges, and strategies is important for our directors. We seek to have a number of directors who have gained this understanding through serving as directors of other companies.

Theodore M. Armstrong, 77, has been a director since December 2004. Mr. Armstrong served as Senior Vice President-Finance and Administration and Chief Financial Officer of Angelica Corporation from 1986 to his retirement in February 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a leading provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong served as a director and Chair of the Audit Committee of UMB Financial Corporation from 2005 to April 2011.

Director Qualifications:

•	Financial Expertise – former Chief Financial Officer of Angelica Corporation; former Chair of the Audit Committee of UMB Financial Corporation; audit committee financial expert

•	Industry Experience – former member of UMB Financial Corporation’s Board of Directors; director of the Company since 2004

•	Outside Board Experience – former director of UMB Financial Corporation

James W. Cabela, 77, is our co-founder and has served on our Board since our incorporation in 1965. Mr. Cabela has been our Chairman since June 2013. Since our founding, Mr. Cabela has been employed by us in various capacities and was our President until July 2003. Mr. Cabela served as a Vice Chairman from 1996 to June 2013.

Director Qualifications:

•	Management and Leadership Experience – current Chairman of the Company; former President of the Company; former Vice Chairman of the Company

•	Industry Experience – co-founder of the Company; director of the Company since 1965

•	Marketing Experience – innovator in the direct marketing of outdoor gear

John H. Edmondson, 72, has been a director since October 2007. Mr. Edmondson served as Chief Executive Officer and a director of West Marine, Inc., the country’s largest specialty retailer of boating supplies and accessories, from December 1998 until his retirement in January 2005. Prior to joining West Marine, he served as Chief Executive Officer of World Duty Free Americas, Inc., formerly known as Duty Free International. Mr. Edmondson also served as a director of Vitamin Shoppe, Inc. from 2005 until June 2016.

Director Qualifications:

•	Management and Leadership Experience – former Chief Executive Officer of West Marine, Inc.; former Chief Executive Officer of World Duty Free Americas, Inc.

•	Financial Expertise – former member of the Audit Committee of Vitamin Shoppe; audit committee financial expert

•

Industry Experience – former Chief Executive Officer of specialty retailer; former member of Board of Directors of specialty retailer and direct marketer of vitamins and supplements; director of the Company since 2007

•	Marketing Experience – former Chief Executive Officer of specialty retailer

•	Outside Board Experience – former director Vitamin Shoppe

Dennis Highby, 67, has been a director since July 2003. Mr. Highby served as a Vice Chairman from April 2009 to March 2014. From July 2003 to March 2009, Mr. Highby was our President and Chief Executive Officer (“CEO”). Mr. Highby was employed by us from 1976 to March 2014 and held various management positions, including Merchandise Manager, Director of Merchandising, and Vice President. He held the position of Vice President from 1996 to July 2003.

Director Qualifications:

•	Management and Leadership Experience – served as our CEO from July 2003 to March 2009; former Vice Chairman of the Company

•	Industry Experience – 38 years of employment by the Company, during which he held a series of senior management positions; director of the Company since 2003

•	Marketing Experience – many years of experience in the marketing and promotion of outdoor products through direct and retail channels

Michael R. McCarthy, 65, has been a director since 1996. Mr. McCarthy has served as a director and Chairman of McCarthy Group since 1986. McCarthy Group is a private equity firm. Mr. McCarthy also serves as a director of Union Pacific Corporation and Peter Kiewit Sons’, Inc.

Director Qualifications:

•	Management and Leadership Experience – Chairman of McCarthy Group

•	Financial Expertise – former member of the Audit Committee of Union Pacific; determined to be audit committee financial expert by Union Pacific’s Board of Directors; founder of private equity firm

•	Industry Experience – director of the Company since 1996

•	Outside Board Experience – McCarthy Group; Union Pacific; and Peter Kiewit Sons’

Thomas L. Millner, 62, has been our CEO and a director since April 2009. Mr. Millner served as our President from April 2009 until February 2016. Mr. Millner was the Chief Executive Officer of Remington Arms Company, Inc., a leading manufacturer of firearms and ammunition, from April 1999 until March 2009 and was a director of Remington from June 1994 until March 2009. From December 2008 until March 2009, Mr. Millner also served as Chief Executive Officer of Freedom Group, Inc., a holding company which directly or indirectly owns Remington and related companies. Mr. Millner served as President of Remington from May 1994 to May 2007. Mr. Millner also serves as a director of Best Buy Co., Inc. Mr. Millner served as a director of Stanley Furniture Company, Inc. from 1999 to March 2011 and Lazy Days’ R.V. Center, Inc. from 2005 to June 2009.

Director Qualifications:

•	Management and Leadership Experience – current CEO; Chief Executive Officer of Remington from April 1999 to March 2009

•	Financial Expertise – former member of the Audit Committee of Stanley Furniture Company; determined to be audit committee financial expert by Stanley Furniture’s Board of Directors

•	Industry Experience – current CEO; director of the Company since 2009

•	Outside Board Experience – Best Buy; former director of Stanley Furniture and Lazy Days’ R.V. Center

Donna M. Milrod, 49, has been a director since February 2014. Ms. Milrod served as Managing Director and Head of DTCC Solutions at The Depository Trust & Clearing Corporation (“DTCC”) from February 2015 to November 2016. In addition to her business role, Ms. Milrod also led DTCC’s Global Strategy and Business Development function. From October 2012 to February 2015, Ms. Milrod served as Managing Director and Chief Administrative Officer of DTCC, with responsibilities for DTCC’s finance, operations, regulatory relations, business continuity, vendor management, and security functions. As the leading post-trade market infrastructure for the global capital markets, DTCC provides clearing, settlement, and information services for equities, corporate and municipal bonds, government and mortgage-backed securities, money market instruments, and over-the-counter derivatives for thousands of institutions worldwide. Prior to joining DTCC, Ms. Milrod served as Deputy Chief Executive Officer of Deutsche Bank North America (“DBA”) from 2009 to October 2012. In addition, Ms. Milrod was head of Deutsche Bank’s Regional Oversight & Strategy Group where she established DBA’s Independent Control Office to enhance the company’s control and governance infrastructure and oversee the day-to-day relationships with its numerous regulators. Ms. Milrod joined Deutsche Bank in September 1999 following its merger with Bankers Trust Corporation and held a number of other senior positions at the company, including Assistant Treasurer of the Americas.

Director Qualifications:

•	Management and Leadership Experience – former Managing Director and Head of DTCC Solutions; former Chief Administrative Officer of DTCC; former Deputy Chief Executive Officer of DBA

•	Financial Expertise – former Chief Administrative Officer of DTCC; former Deputy Chief Executive Officer of DBA

•	Industry Experience – former Deputy Chief Executive Officer of DBA

Beth M. Pritchard, 69, has been a director since March 2011. Ms. Pritchard has served as a principal and strategic advisor for Sunrise Beauty Studio, LLC since 2009. Sunrise Beauty Studio develops and manufactures third party personal care and fragrance products for major retailers. From 2008 to 2013, Ms. Pritchard served as North American Advisor to M.H. Alshaya Co., a diverse franchisee group based in the Middle East. From 2006 to 2009, Ms. Pritchard was the President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca, Inc., a retailer of gourmet and specialty foods. Ms. Pritchard was the President and Chief Executive Officer of Organized Living, Inc., a retailer of home and office storage and organization products, from 2004 to 2005. From 1991 to 2003, Ms. Pritchard was an executive with Limited Brands, Inc. (which is now known as L Brands, Inc.), a specialty retailer, serving as President and Chief Executive Officer of Bath & Body Works. Ms. Pritchard also serves as a director of Vitamin Shoppe, Inc. and Loblaw Companies Limited. She served as a director of Borderfree, Inc. from October 2014 to June 2015, Zale Corporation from 2012 until May 2014, Shoppers Drug Mart Corporation from 2012 until March 2014, Ecolab Inc. from 2004 to 2010, Borders Group, Inc. from 2000 to 2007, and Albertson’s, Inc. from 2004 to 2006.

Director Qualifications:

•

Management and Leadership Experience – President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca from 2006 to 2009; President and Chief Executive Officer of Organized Living from 2004 to 2005; President and Chief Executive Officer of Bath & Body Works from 1991 to 2003

•	Financial Expertise – former member of the Audit Committees of Albertson’s and Zale Corporation

•

Industry Experience – former President and Chief Executive Officer of several specialty retailers; member of Board of Directors of specialty retailer and direct marketer of vitamins and supplements; former member of Board of Directors of specialty retailer of jewelry

•	Marketing Experience – former President and Chief Executive Officer of several specialty retailers

•	Outside Board Experience – Vitamin Shoppe; Loblaw Companies Limited; former director of Borderfree, Zale Corporation, Shoppers Drug Mart Corporation, Ecolab, Borders Group, and Albertson’s

Peter S. Swinburn, 63, has been a director since August 2015. Mr. Swinburn served as Chief Executive Officer and President of Molson Coors Brewing Company, one of the world’s largest brewers, from July 2008 until his retirement in December 2014. He also served as a director of Molson Coors Brewing Company and MillerCoors LLC from July 2008 until his retirement. He served as President and Chief Executive Officer of Coors Brewing Company, a wholly-owned subsidiary of Molson Coors, from October 2007 to June 2008, and as President and Chief Executive Officer of Molson Coors Brewing Company (UK) Limited (MCBC UK), a wholly-owned subsidiary of Molson Coors, from 2005 to November 2007. Before that, he served as President and Chief Executive Officer, Coors Brewing Worldwide and Chief Operating Officer of MCBC UK following Molson Coors’ acquisition of MCBC UK in 2002, until 2003. Prior to Molson Coors acquiring MCBC UK, Mr. Swinburn was Sales Director for Bass Brewers from 1994 to 2002. Mr. Swinburn also serves as a director of Express, Inc.

Director Qualifications:

•

Management and Leadership Experience – Chief Executive Officer and President of Molson Coors from July 2008 to December 2014; President and Chief Executive Officer of Coors Brewing Company from October 2007 to June 2008; President and Chief Executive Officer of MCBC UK from 2005 to November 2007; President and Chief Executive Officer of Coors Brewing Worldwide from 2003 to 2005

•	Industry Experience – director of specialty retailer

•	Marketing Experience – former Chief Executive Officer and President of Molson Coors, Coors Brewing Company, MCBC UK, and Coors Brewing Worldwide; former Chief Operating Officer of MCBC UK

•	Outside Board Experience – Express; former director of Molson Coors and MillerCoors

James F. Wright, 67, has been a director since April 2015. Mr. Wright served as Executive Chairman of Tractor Supply Company, a farm and ranch supply retailer, from January 2013 through December 2013. Prior to that, Mr. Wright served as Chairman of the Board and Chief Executive Officer of Tractor Supply Company from November 2007 to January 2013, and previously served as President and Chief Executive Officer from 2004 to November 2007 and as President and Chief Operating Officer from 2000 to 2004. He previously served as President and Chief Executive Officer of Tire Kingdom, a tire and automotive services retailer, from 1997 to 2000. Mr. Wright also serves as a director of H&R Block, Inc. He served as a director of Spartan Stores, Inc. from 2002 through August 2011 and previously served on the board and as a member of the Executive Committee of the National Retail Federation, the world’s largest retail trade association.

Director Qualifications:

•

Management and Leadership Experience – Chairman and Chief Executive Officer of Tractor Supply Company from November 2007 to January 2013; President and Chief Executive Officer of Tractor Supply Company from 2004 to November 2007; President and Chief Operating Officer of Tractor Supply Company from 2000 to 2004; President and Chief Executive Officer of Tire Kingdom from 1997 to 2000

•

Industry Experience – former Chairman, President, Chief Executive Officer, and Chief Operating Officer of Tractor Supply Company; former President and Chief Executive Officer of Tire Kingdom; former director and Executive Committee member of the National Retail Federation

•	Marketing Experience – former Chairman, President, Chief Executive Officer, and Chief Operating Officer of Tractor Supply Company; former President and Chief Executive Officer of Tire Kingdom

•	Outside Board Experience – H&R Block; former director of Spartan Stores and Tractor Supply Company

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” ALL OF THE NOMINEES.

CORPORATE GOVERNANCE

The Board has developed corporate governance practices to help it fulfill its responsibility to shareholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of shareholders. The Company’s corporate governance practices are memorialized in our Governance Guidelines and the charters of the three committees of the Board. Our Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These documents are available on our website at www.cabelas.com.

Board of Directors

Our Board currently consists of 10 members. Seven of our directors are independent under the requirements set forth in the New York Stock Exchange (“NYSE”) listing standards and our Governance Guidelines. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Cabela’s. The Board has established guidelines to assist it in determining director independence, which conform to or exceed the independence requirements of the NYSE listing standards. The Board also has determined that certain relationships between Cabela’s and its directors are categorically immaterial and shall not disqualify a director or nominee from being considered independent. These independence guidelines and categorical standards are attached as Appendix A to this Proxy Statement.

In addition to applying the independence guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. The Board has determined that Mss. Milrod and Pritchard, and Messrs. Armstrong, Edmondson, McCarthy, Swinburn, and Wright satisfy the NYSE independence requirements and Cabela’s independence guidelines. The Board also has determined that (i) Ms. Milrod and Messrs. Armstrong, Edmondson, Swinburn, and Wright have no relationships with Cabela’s (other than being a director and shareholder), (ii) that former director Mr. John Gottschalk had one immaterial relationship with the Company that falls within category i. of the categorical standards adopted by the Board, and (iii) Ms. Pritchard had one immaterial relationship with the Company that falls within category i. of the categorical standards adopted by the Board.

In making its independence determinations with respect to Messrs. Gottschalk and McCarthy, the Board considered that Messrs. Gottschalk and McCarthy each own an indirect interest of less than 5% in a supplier that the Company purchased less than $4.7 million of merchandise from in fiscal 2015 in the ordinary course of business and in accordance with the Company’s normal sourcing procedures. The Company anticipates that it will continue to purchase merchandise from this supplier. Based on the Board’s consideration of Messrs. Gottschalk’s and McCarthy’s indirect ownership interests in this supplier and the fact that Messrs. Gottschalk and McCarthy were not involved in any transactions between the Company and this supplier, the Board determined that Messrs. Gottschalk’s and McCarthy’s indirect interests in this supplier did not give rise to a material relationship with the Company.

During fiscal 2015, our Board held 13 meetings. During fiscal 2015, all of our incumbent directors attended 89% or more of the aggregate number of Board meetings and committee meetings on which they served (during the periods for which they served as such). It is the Board’s policy to encourage directors nominated for election and remaining in office to be present at annual meetings of shareholders, unless attendance would be impracticable or constitute an undue burden on such nominee or director. Eight of our nine directors then serving attended our 2015 Annual Meeting of Shareholders.

Board Leadership and Structure

We have a separate Chairman and CEO. Mr. Cabela currently serves as our Chairman, and Mr. Millner serves as our CEO. The Board currently believes that having a separate Chairman and CEO provides an appropriate separation of duties and is in the best interests of our shareholders. Our Governance Guidelines also provide for the role of lead independent director (“Lead Director”). Mr. McCarthy currently serves as Lead Director. The Lead Director is selected by the independent directors on the Board to serve a one-year term as Lead Director. The Lead Director’s roles and responsibilities include: developing, with input from the other independent directors, the agenda for executive sessions involving only the independent directors; presiding over executive sessions involving only the independent directors and, at the request of the Chairman, other meetings of the Board; facilitating communication between the independent directors and the Company’s management; and approving, in consultation with the Chairman and CEO, the agenda and materials for each Board meeting. The Lead Director may, in appropriate circumstances, call meetings of the independent directors and communicate with various constituencies that are involved with the Company. The Board believes that its leadership structure is appropriate because having the Lead Director involved in setting agendas and communicating with management provides the appropriate balance between strategy development and independent oversight of management.

Time is allotted at each Board meeting for an executive session involving only our independent directors. All of our non-management directors, except for Mr. Highby, are independent. The Lead Director or, in his absence, the independent director with the most seniority on the Board who is present serves as the presiding director at each executive session.

Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks and potential conflicts of interest. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Committees of the Board of Directors

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. All committee members meet the independence requirements of the SEC and NYSE. The charters of these committees are available on our website at www.cabelas.com. Pursuant to Board policy, all directors receive notice of, and an invitation to, all Committee meetings.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Theodore M. Armstrong	Chairman		X
John H. Edmondson	X	X	X
Michael R. McCarthy		Chairman	X
Donna M. Milrod	X	X
Beth M. Pritchard		X	X
Peter S. Swinburn	X	X
James F. Wright	X		Chairman

Audit Committee

The Audit Committee is responsible for the oversight of our accounting, reporting, and financial control practices. The Audit Committee also reviews the qualifications of the independent registered public accounting firm, selects and engages the independent registered public accounting firm, informs our Board as to their selection and engagement, reviews the plans, fees, and results of their audits, reviews reports of management and the independent registered public accounting firm concerning our system of internal control, and considers and approves any non-audit services proposed to be performed by the independent registered public accounting firm. The Audit Committee held nine meetings during fiscal 2015.

The Board has determined, in its business judgment, that Ms. Milrod and Messrs. Armstrong, Edmondson, Swinburn, and Wright are independent as required by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the applicable listing standards of the NYSE, and our Governance Guidelines. The Board has determined that it would be desirable for all members of the Audit Committee to be “audit committee financial experts,” as that term is defined by SEC rules, to the extent they qualify for such status. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee. Based on this inquiry, the Board has determined that Ms. Milrod and Messrs. Armstrong, Edmondson, Swinburn, and Wright meet the SEC’s criteria for audit committee financial experts and that each has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee

The Compensation Committee is responsible for the oversight of our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans, and the evaluation of our CEO and other executive officers. The Compensation Committee held six meetings during fiscal 2015.

The Compensation Committee’s specific responsibilities and duties are set forth in its charter and include:

•	evaluating the performance of the CEO and other executive officers relative to performance goals and objectives approved by the Compensation Committee;

•	setting the compensation of the CEO and other executive officers based upon the evaluation of performance;

•	evaluating compensation plans, policies, and programs with respect to directors, executive officers, and certain key personnel; and

•	granting awards of shares or options to purchase shares pursuant to the Company’s equity-based plans.

The Compensation Committee’s charter provides that the Compensation Committee may form and delegate authority to subcommittees or delegate authority to individual Compensation Committee members in its discretion and shall review the actions of such subcommittees or individual Compensation Committee members as appropriate. The Compensation Committee also may delegate authority to fulfill certain administrative duties regarding the Company’s compensation programs to members of management, the Company’s Human Resources Department, or to third party administrators.

Regarding most compensation matters, including executive compensation, our CEO and our Executive Vice President and Chief Administrative Officer provide recommendations to the Compensation Committee. During fiscal 2015, our CEO and our Executive Vice President and Chief Administrative Officer provided the Compensation Committee recommendations regarding annual salaries, bonus amounts, performance criteria, equity awards, and overall compensation strategy for our executive officers, including recommendations regarding their own compensation. Although the Compensation Committee considers information and recommendations presented by our CEO and our Executive Vice President and Chief Administrative Officer, it makes executive officer compensation decisions independent of the recommendations of the Company’s management. During fiscal 2015, the Company’s management engaged Hay Group to provide consulting services regarding outside director compensation and market data. Hay Group did not provide any other services to the Company during fiscal 2015. The limited engagement of Hay Group did not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the oversight of, and assisting our Board in, developing and recommending corporate governance practices and selecting the director nominees to stand for election at annual meetings of our shareholders. The Nominating and Corporate Governance Committee held five meetings during fiscal 2015. The Nominating and Corporate Governance Committee’s specific responsibilities and duties are set forth in its charter.

Report of the Audit Committee

The Audit Committee assists the Board in its oversight of the Company’s financial statements and reporting practices. The Audit Committee operates under a written charter adopted by the Board, which describes this and the other responsibilities of the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm for 2015, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Deloitte the matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit

Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2015 for filing with the SEC, and (ii) appointed Deloitte as the Company’s independent registered public accounting firm for fiscal 2016. This report is provided by the following directors, who constitute the Audit Committee:

Theodore M. Armstrong (Chairman)

John H. Edmondson

Donna M. Milrod

Peter S. Swinburn

James F. Wright

Communications with the Board of Directors

Shareholders and interested parties may contact an individual director, the Board as a group, or a specific Board committee or group, including the non-employee directors as a group, by writing to Board of Directors, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. Each shareholder or interested party communication should specify the applicable addressee or addressees to be contacted, a statement of the type and amount of the securities of the Company that the person holds, if any, and the address, telephone number, and e-mail address, if any, of the person submitting the communication. Under procedures established by our Board, each communication sent in accordance with the above instructions is reviewed by our Secretary and, unless such communications fall within one of the categories listed below, distributed to the applicable addressee or addressees, with a copy to the CEO. The types of communications that are not forwarded are: job inquiries; offers of goods and services; requests for donations and sponsorships; product ideas; consumer affairs inquiries and complaints; surveys and other requests for information about the Company; and press and media requests.

Concerns about our financial statements, accounting practices, or internal controls, or possible violations of Cabela’s Business Code of Conduct and Ethics, should be reported (i) pursuant to the procedures outlined in Cabela’s Business Code of Conduct and Ethics, which is available on our website at www.cabelas.com, or (ii) by writing to the Chairman of the Audit Committee, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160.

Procedures Regarding Director Candidates Recommended by Shareholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders, evaluating them using criteria similar to that used to evaluate candidates recommended by others. The Nominating and Corporate Governance Committee has not established a minimum number of shares that a shareholder must own in order to present a candidate for consideration, or a minimum length of time during which the shareholder must own its shares. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee, c/o Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160, and should include a description of the qualifications of the proposed candidate. The Nominating and Corporate Governance Committee’s qualifications and specific qualities and skills required for directors are attached as Appendix B to this Proxy Statement. In addition to considering candidates suggested by shareholders, the Nominating and Corporate Governance Committee considers potential candidates recommended by current directors, officers, employees, and others. The Nominating and Corporate Governance Committee screens all potential candidates in a similar manner regardless of the source of the recommendation. The Nominating and Corporate Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate as well as the Nominating and Corporate Governance Committee’s own investigation. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company’s qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate. It is the Nominating and Corporate Governance Committee’s policy to renominate incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, whom the Nominating and Corporate Governance Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

The Nominating and Corporate Governance Committee also will consider whether to nominate any person nominated by a shareholder in accordance with the information and timely notice requirements set forth in Article II, Section 11 of our Amended and Restated Bylaws.

Business Code of Conduct and Ethics and Code of Ethics

The Board has adopted a Business Code of Conduct and Ethics applicable to all directors, officers, and employees of the Company, which constitutes a “code of ethics” within the meaning of SEC rules. A copy of our Business Code of Conduct and Ethics is available on our website at www.cabelas.com. We expect to disclose to shareholders any amendments to or waivers of the Business Code of Conduct and Ethics for directors or executive officers by posting such information on our website at the address specified above.

EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth certain information regarding our executive officers.

Name	Age	Position
James W. Cabela	77	Chairman
Thomas L. Millner	62	Chief Executive Officer
Scott K. Williams	53	President
Sean Baker	45	Executive Vice President and President and Chief Executive Officer of World’s Foremost Bank
Charles Baldwin	49	Executive Vice President and Chief Administrative Officer
Ralph W. Castner	53	Executive Vice President and Chief Financial Officer
Douglas R. Means	50	Executive Vice President and Chief Information Technology and Supply Chain Officer

See “Proposal One – Election of Directors” for information concerning the business experience of Messrs. Cabela and Millner. Information concerning the business experience of our other executive officers is set forth below.

Scott K. Williams has been our President since February 2016. He served as our Executive Vice President and Chief Commercial Officer from August 2015 to February 2016. From October 2011 to August 2015, he was our Executive Vice President and Chief Marketing and E-Commerce Officer. Mr. Williams joined us after serving as President of Fanatics, Inc., a vertically integrated online retailer of team and league licensed sports apparel and collectibles, from June 2010 to February 2011. Mr. Williams was a Corporate Vice President of Wal-Mart Stores, Inc. from 2006 to May 2010, serving as General Manager of Samsclub.com. From 1996 to 2006, Mr. Williams was an executive with OfficeMax Incorporated, where he held a series of key leadership positions, including Senior Vice President, OfficeMax Direct Business Segment, and Senior Vice President, Marketing. Mr. Williams also serves as a director of Mood Media Corporation.

Sean Baker has been an Executive Vice President and Chief Executive Officer of World’s Foremost Bank since January 2013. Mr. Baker has served as President of World’s Foremost Bank since August 2012. From December 2011 to August 2012, Mr. Baker was Senior Vice President, Business Development of World’s Foremost Bank. From May 2011 to December 2011, Mr. Baker was our Senior Director of Finance. From 2007 to May 2011, he was our Director of Finance. From 2003 to 2007, he was our Director of Accounting and Finance/Controller. From 1997 to 2003, Mr. Baker was a Financial Analyst. Mr. Baker began his career at Grant Thornton as a certified public accountant.

Charles Baldwin has been our Executive Vice President and Chief Administrative Officer since January 2010. From October 2007 to January 2010, Mr. Baldwin was our Vice President and Chief Human Resources Officer. Mr. Baldwin joined us after a 20 year career with Wal-Mart Stores, Inc., with more than 10 years of experience in the human resources division. Mr. Baldwin served as Wal-Mart’s Vice President of Global Talent Management from 2005 to October 2007 and Vice President of Corporate People Development from 2001 to 2005.

Ralph W. Castner has been our Executive Vice President and Chief Financial Officer since January 2010. From March 2006 to November 2010, Mr. Castner was Chairman of the Board of World’s Foremost Bank, our wholly-owned bank subsidiary. From July 2003 to January 2010, Mr. Castner was our Vice President and Chief Financial Officer. From 2000 to July 2003, Mr. Castner was our Director of Accounting and Finance and Treasurer of World’s Foremost Bank. Prior to joining us, he was employed by First Data Corporation from 1990 to 2000, most recently as a Vice President. Prior to joining First Data Corporation, Mr. Castner was a certified public accountant with the public accounting firm of Touche Ross and Company. On April 26, 2016, the SEC filed a settled administrative proceeding against the Company and Mr. Castner relating to the matters previously disclosed in our periodic reports. The SEC’s order alleged, with respect to Mr. Castner, that he caused the Company to violate certain non-fraud provisions of the federal securities laws by not ensuring that an intercompany promotions fee was eliminated in the preparation of the Company’s consolidated financial statements. Under the terms of the settlement with the SEC, Mr. Castner agreed to pay a civil penalty of $50,000 and to consent to the entry of an administrative cease-and-desist order against future violations relating only to the disclosure, books and records, and internal control provisions of the federal securities laws. Mr. Castner neither admitted nor denied the SEC’s allegations.

Douglas R. Means has been our Executive Vice President and Chief Information Technology and Supply Chain Officer since October 2015. From April 2010 to October 2015, Mr. Means was our Executive Vice President and Chief Supply Chain Officer. Mr. Means joined us after an 18 year career with Jones Apparel Group, Inc. Mr. Means served as Jones Apparel’s Executive Vice President of Production for Better Sportswear from July 2007 to April 2010 and Executive Vice President of Supply Chain from October 2004 to July 2007. Prior to joining Jones Apparel, Mr. Means was a consultant with Kurt Salmon Associates.

EXECUTIVE COMPENSATION

Throughout this Proxy Statement, the individuals included in the Fiscal 2015 Summary Compensation Table on page 28 are referred to as the “named executive officers.” In the Compensation Discussion and Analysis below, the individuals listed above as executive officers of the Company, other than Mr. Cabela, are referred to as the “executive officers.”

Compensation Discussion and Analysis

Impact of Merger Agreement

As noted above, on October 3, 2016, the Company entered into a Merger Agreement with Bass Pro and one of its subsidiaries. Subject to the terms and conditions of the Merger Agreement, the Company will merge with and into a subsidiary of Bass Pro in an all cash-transaction. While the Merger will impact outstanding equity awards as described below, this Compensation Discussion and Analysis describes the original terms of the 2015 grants, without taking into consideration the impact of the Merger as the Merger was not consummated as of fiscal 2015 year end.

The Merger Agreement provides that, as of immediately prior to the effective time of the Merger:

•

each Company option will be fully vested and cancelled by virtue of the Merger and, in exchange therefor, each holder of any such cancelled Company option will be entitled to receive a payment in cash of an amount equal to the product of (i) the number of shares of Company common stock subject to such cancelled Company option, and (ii) the excess, if any, of the Merger consideration of $65.50 per share (the “Merger Consideration”) over the exercise price per share subject to such cancelled Company option, without interest; provided, however, that any such Company option with respect to which the exercise price per share subject thereto is equal or greater than the Merger Consideration will be cancelled in exchange for no consideration; and

•

each restricted stock unit award will be fully vested (with any performance conditions applicable to such award deemed satisfied in full) and cancelled by virtue of the Merger and, in exchange therefor, each holder of any such cancelled award will be entitled to receive a payment in cash of an amount equal to the product of (i) the number of shares of Company common stock subject to such cancelled award and (ii) the Merger Consideration.

Executive Summary

Our compensation programs are intended to provide a link between the creation of shareholder value and the compensation earned by our executive officers and certain key personnel. Our compensation structure consists of a mix of base pay, short-term incentive compensation, and long-term incentive compensation. Our short-term incentive plan (our Performance Bonus Plan) provides for cash bonuses to be paid to our executive officers based on corporate performance. Objectives are set on an annual basis, and they consist of milestones which we believe will contribute to growth in shareholder value. Under our current long-term incentive plan, we have granted stock options, premium-priced stock options, restricted stock units, and performance-based restricted stock units. Our long-term incentive plans are designed to reward executives for increasing long-term shareholder value.

As discussed in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2015 financial results were, despite a challenging consumer environment, improved from fiscal 2014. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance for the purpose our Performance Bonus Plan.

Corporate Financial Objectives (1)	Fiscal 2014	Fiscal 2015	Increase/(Decrease)
Adjusted Earnings Per Share	$2.81	$2.88	$0.07
Adjusted Operating Margin	(2)	7.94%	—
Total Revenue	$3.648 billion	$3.998 billion	$350 million
Comparable Store Sales	(12.3%)	(3.4%)	8.9%

(1)	See page 23 for a description of the performance objectives, including the adjustments to those objectives, under the terms of the Performance Bonus Plan.

(2)	Adjusted operating margin was not a corporate financial objective in fiscal 2014.

•

Adjusted earnings per share, adjusted operating margin, total revenue, and comparable store sales were the corporate financial objectives used to determine the fiscal 2015 cash bonus opportunities for our named executive officers.

•

In fiscal 2015, the named executive officers would receive no payment for any of the corporate financial objectives unless the minimum corporate financial objective for earnings per share of $2.80 was achieved. The minimum corporate financial objective for earnings per share was not met. The Compensation Committee, however, recognizing that the Company incurred certain restructuring charges and other non-budgeted items during 2015, exercised its discretion to modify the way earnings per share was calculated for incentive purposes to include, on an after tax basis, a total of $0.13 per share of modifications relating primarily to severance payments and professional fees for the Company’s restructuring initiatives. Accordingly, the Compensation Committee authorized the payment of bonuses to the named executive officers using the previously established targets and criteria for the fiscal 2015 cash bonus opportunities, but based on the Company earning $2.88 in adjusted earnings per share in 2015. The same modification to the way earnings per share was calculated was also made for the Company’s broad-based incentive programs.

•

In an effort to ensure that our overall compensation package remains weighted towards long-term incentive opportunities, since 2010, annual equity grants have been delivered in the form of restricted stock units, performance-based restricted stock units, and stock options.

We believe that our compensation programs provide a strong link with shareholder value, as demonstrated by the following:

•	Short-term cash bonus opportunities are set on an annual basis, consisting of milestones which we believe contribute to growth in shareholder value.

•	The Company’s long-term incentive plans are designed to reward executive officers for the achievement of long-term objectives, which we believe result in an increase in shareholder value.

•

Since we believe that a significant ownership stake in the Company leads to a strong alignment of interests with shareholders, our executive officers are subject to minimum stock ownership and retention guidelines. Our CEO is required to own stock equal in value to five times his annual base salary, and our President and Executive Vice Presidents are required to own stock equal in value to three times their annual base salary. All of our executive officers are in compliance with the Company’s stock ownership and retention guidelines.

•

Management Change of Control Severance Agreements with our named executive officers contain a double trigger and any payments under these agreements are strictly tied to both a change in control and qualifying termination of employment.

•	Management Change of Control Severance Agreements with our named executive officers, if triggered, call for payments of less than three times annual base salary and bonus.

•	Management Change of Control Severance Agreements with our named executive officers, if triggered, do not provide tax gross-ups to our named executive officers.

•	The Company’s 2004 Stock Plan and the Company’s 2013 Stock Plan (the “Stock Plans”) prohibit the cash buyout of underwater options or stock appreciation rights.

•	The Stock Plans prohibit the repricing of options.

•

Proprietary Matters Agreements with our executive officers require our executive officers to forfeit all of their outstanding equity awards and reimburse us for any amounts received as profit or gain from any previously granted equity awards if the executive officer breaches the Proprietary Matters Agreement.

•	Executive officers receive retirement, health, and welfare benefits that are consistent with our other exempt employees.

•

Executive officers are not allowed to make a short sale of stock, which we define as any transaction whereby one may benefit from a decline in our stock price, or buy or sell derivative securities relating to the Company’s stock.

Objectives of Our Compensation Programs

The objectives of our compensation programs are to:

•	attract, motivate, and retain superior talent;

•	ensure that compensation is commensurate with our performance and shareholder returns;

•	provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and

•	ensure that our executive officers and certain key personnel have financial incentives to achieve sustainable growth in shareholder value.

Business Strategy

Our vision is to be the world’s best omni-channel retailer by creating intense loyalty for our outdoor brand through the legendary products and customer service delivered by our highly trained outfitters. Our vision is supported by the following six strategic focus areas:

•	improve top-line sales;

•	increase bottom-line profits;

•	retail store expansion and innovation;

•	customers first;

•	focus on all outfitters; and

•	grow World’s Foremost Bank.

Elements of Our Executive Compensation Structure

Our compensation structure is simple and consists of three tiers of remuneration. The first tier consists of base pay and retirement, health, and welfare benefits. The second tier consists of short-term incentive compensation. The third tier consists of long-term incentive compensation.

Base pay and benefits are designed to be sufficiently competitive to attract and retain world-class executives. Executive officers receive retirement, health, and welfare benefits that are consistent with our other exempt employees.

Our Performance Bonus Plan provides for cash bonuses to be paid to our executive officers based on corporate performance. Objectives are set on an annual basis, and they consist of milestones which we believe will contribute to growth in shareholder value. To the extent objectives are achieved, the short-term incentive plan pays on an annual basis.

Our long-term incentive plans (our Stock Plans) provide for awards of stock options, premium-priced stock options, restricted stock units, performance-based restricted stock units, and other equity-based incentives. These are designed to reward executive officers for the achievement of long-term objectives which we believe results in an increase in shareholder value.

By the terms of his employment agreement, Mr. Cabela has never participated in our Performance Bonus Plan or our Stock Plans. Information concerning our employment agreement with Mr. Cabela can be found on page 32 under the heading “Employment Agreements – Founder’s Employment Agreement.”

Our Incentive Plans are Designed to Drive Strong Business Results and Align the Interests of our Executive Officers with Shareholders

In 2013, our shareholders approved our 2013 Performance Bonus Plan (the “Performance Bonus Plan”). Executive officers are eligible for cash bonuses under the Performance Bonus Plan based on the achievement of annually established corporate performance criteria. Our short-term incentive plan for fiscal 2015 was designed to reward executives for achieving predetermined benchmarks in earnings per share, operating margin, total revenue, and comparable store sales. The short-term incentive plan for fiscal 2015 was designed to keep our executive officers focused on operating efficiencies while growing total revenue and comparable store sales. See “Fiscal 2015 Cash Bonus Opportunities” for a discussion on actual achievement of short-term incentive goals for fiscal 2015.

The fiscal 2016 cash bonus opportunities are designed to reward executive officers for achieving predetermined benchmarks in operating income. The short-term incentive plan for 2016 was designed to keep our executive officers focused on operating efficiencies while growing total revenue. See “Fiscal 2016 Cash Bonus Opportunities” for additional information.

To date, we have granted stock options, premium-priced stock options, restricted stock units, and performance-based restricted stock units under our 2013 Stock Plan. In future years, we may also make grants of other equity-based awards. Our long-term incentive plans have been designed to reward executives for increasing long-term shareholder value. This will be accomplished by the successful execution of the Company’s growth initiatives, coupled with the consistent achievement of profitability goals. The long-term incentive plan is designed to keep executive officers focused on both revenue and profit growth, and can potentially be a very significant source of compensation for executive officers in the long term, which encourages the retention of executive talent.

How We Determine to Pay What We Pay

Our compensation policy is based on:

•	our long-standing philosophy of having a significant portion of potential short- and long-term compensation tied to our performance;

•	internal equity; and

•	individual and corporate performance.

In setting base pay for our executive officers, we follow a practice which dates to the Company’s inception. The Compensation Committee sets a level of base pay which it considers to be is adequate to attract and retain the level of talent the Company requires. Exceptional corporate performance is rewarded through the annual bonus program and is not reflected in base pay. The Compensation Committee pays close attention to internal equity when it sets pay. In particular, it takes into account the relative value of its individual executive officer positions, as well as the value of the jobs immediately below the executive officer level. Periodically, the Compensation Committee references base pay practices at public companies of a similar size to evaluate whether base pay remains broadly within a competitive range.

Based on internal equity, market data, and individual performance, in March 2016, the Compensation Committee established the following fiscal 2016 base salaries for our named executive officers.

	Fiscal 2014 Base Salary(1)	Fiscal 2015 Base Salary		Fiscal 2016 Base Salary
Thomas L. Millner	$989,000	$1,025,000		$1,025,000
Scott K. Williams	$462,000	$545,000	(2)	$750,000	(2)
Sean Baker	(3)	$410,000		$450,000
Ralph W. Castner	$461,250	$475,000		$475,000
Michael Copeland	$446,125	$465,000		$465,000	(4)
Brian J. Linneman	$512,500	$525,000		$525,000	(4)

(1)	Represents base salaries in effect as of the end of fiscal 2014.

(2)

In October 2015, Mr. Williams’ base salary was increased from $500,000 to $545,000 in connection with his promotion to the position of Executive Vice President and Chief Commercial Officer. In February 2016, his base salary was increased to $750,000 in connection with his promotion to the position of President.

(3)	Mr. Baker was not a fiscal 2014 named executive officer.

(4)

Messrs. Copeland and Linneman are no longer executive officers of the Company. Mr. Copeland transitioned to the position of Strategic Advisor in March 2016, and Mr. Linneman transitioned to the position of Strategic Advisor in August 2015. Their fiscal 2016 base salaries were established pursuant to the executive employment agreements they entered into in connection with their transitions, which agreements have a two-year term.

In setting annual cash bonus opportunities, the Compensation Committee abides by the philosophy the Company has maintained since its founding. That is, cash bonuses might be equal to or in excess of base pay if corporate performance reaches predetermined levels. Our annual cash bonus opportunities reflect our long-held philosophy that annual cash bonuses should be tied to the Company’s performance.

Our Compensation Committee takes into account several factors in determining the level of long-term incentive opportunity to grant to our executive officers. In fiscal 2015, the Compensation Committee took the following factors into account:

•	individual executive officer performance;

•	the effect of equity compensation grants on earnings per share;

•	the executive officers’ percentage of the total number of options and restricted stock units being granted to employees in fiscal 2015; and

•	the level of grants necessary to keep our executive officers focused, motivated, and engaged.

In considering the level of option and restricted stock unit grants that the Compensation Committee believes is required to keep our executive officers focused, motivated, and engaged, the Compensation Committee periodically makes reference to equity compensation practices at similar-sized public companies. However, we do not determine grants by setting them at a particular percentile of the market range.

In March 2009, the Compensation Committee introduced restricted stock units as a long-term incentive opportunity. The Compensation Committee believes that this will continue to provide a competitive compensation package to our executive officers while increasing the Company’s retention of quality executives. A restricted stock unit entitles the recipient to receive a share of common stock after the applicable vesting period expires.

In March 2010, the Compensation Committee introduced restricted stock units subject to a performance criteria vesting condition. A restricted stock unit that is subject to a performance criteria vesting condition entitles the recipient to receive a share of common stock after the applicable vesting period expires if the performance criteria is satisfied. Since March 2010, each executive officer’s annual equity award has included restricted stock units, performance-based restricted stock units, and stock options. The annual executive officer restricted stock unit awards have been split between restricted stock units and performance-based restricted stock units, with a significant majority of the restricted stock units being performance-based. In March 2012, we increased the vesting schedule for our annual equity awards from three to four years to strengthen retention and encourage a long-term business focus. Market data also supported this change.

In connection with the appointment of Mr. Millner as our President and CEO, we entered into an Executive Employment Agreement with Mr. Millner in March 2009. Mr. Millner’s Executive Employment Agreement naturally expired by its terms on April 6, 2012. Mr. Millner will continue to serve without an employment agreement. In anticipation of the natural expiration of Mr. Millner’s Executive Employment Agreement, and after consulting with Frederic W. Cook & Co., Inc., an independent compensation consulting firm, in fiscal 2012, the Compensation Committee granted Mr. Millner the following awards on the dates indicated:

•

on March 2, 2012, 64,000 premium-priced stock options with an exercise price of $40.45 per share (115% of the closing price of $35.17 per share of the Company’s common stock on the NYSE on March 2, 2012);

•

on March 2, 2013, 64,000 premium-priced stock options with an exercise price of $58.55 per share (115% of the closing price of $50.91 per share of the Company’s common stock on the NYSE on March 2, 2013);

•

on March 2, 2014, 64,000 premium-priced stock options with an exercise price of $76.27 per share (115% of the closing price of $66.32 per share of the Company’s common stock on the NYSE on March 2, 2014);

•

on March 2, 2015, 64,000 premium-priced stock options with an exercise price of $63.78 per share (115% of the closing price of $55.46 per share of the Company’s common stock on the NYSE on March 2, 2015); and

•

on March 2, 2016, 64,000 premium-priced stock options with an exercise price of $55.66 per share (115% of the closing price of $48.40 per share of the Company’s common stock on the NYSE on March 2, 2016).

As the premium-priced stock options have an exercise price equal to 115% of the closing price of one share of the Company’s common stock on the NYSE on the applicable grant date, the premium-priced stock options begin accruing value only after the price of the Company’s common stock has increased by 15% above the applicable grant date price.

The 2012, 2013, 2014, 2015, and 2016 premium-priced nonqualified stock options vest in three equal annual installments beginning on March 2, 2017, and have an eight year term. The premium-priced stock options were granted to Mr. Millner to retain and motivate him in light of the natural expiration of his Executive Employment Agreement. A multi-year performance horizon for the premium-priced stock options was chosen to drive continued strong financial and strategic results for the Company and to incent Mr. Millner to dedicate the remainder of his career to the success of the Company. The 2016 award of premium-priced stock options to Mr. Millner was the last of five similar annual awards of premium-priced stock options that the Compensation Committee granted to Mr. Millner.

Consideration of the Results of the 2015 Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires publicly-traded companies to conduct a non-binding shareholder advisory vote on executive compensation. As such, at our 2015 Annual Meeting of Shareholders, we submitted a non-binding proposal to our shareholders to approve the compensation paid to our named executive officers. More than 95% of the voting shareholders supported our executive compensation practices as set forth in our 2015 Proxy Statement. The Compensation Committee reviewed the results of this advisory vote and viewed such overwhelming support of our compensation practices as a strong affirmation of our executive compensation practices. Based in part on these results, our Compensation Committee decided to maintain its strategy to use a balanced approach in allocating between base pay, annual cash bonus opportunities, and equity-based long-term compensation, consistent with our past executive compensation practices.

Performance Criteria for Performance-Based Restricted Stock Units

The restricted stock units subject to a performance criteria that were granted in March 2015 would have been forfeited unless we earned at least $2.25 per diluted share on an adjusted basis in fiscal 2015. As we earned in excess of $2.25 per diluted share on an adjusted basis in fiscal 2015, the restricted stock units granted subject to this performance criteria will vest in four equal annual installments. The first installment vested in March 2016.

Policy for Allocating Between Long-Term and Annual Compensation

Our policy for allocating between long-term and annual compensation for our executive officers is as follows:

•

On an annual basis, the Compensation Committee’s current strategy is to use a balanced approach in allocating between base pay, annual cash bonus opportunities, and equity-based long-term compensation.

•

We expect that in the long run the majority of total compensation paid to executive officers will come from equity-based long-term incentives. This is consistent with our philosophy of utilizing executive compensation to create sustainable growth in shareholder value.

•

We recognize that to create sustainable growth in shareholder value, increases in revenue and profitability are necessary in the near term. Accordingly, it is our intention to pay annual cash bonuses which have the potential to be equal to or greater than base pay. However, bonuses will only be paid to the extent short-term objectives are achieved or exceeded.

•	Finally, we recognize that in order to attract and retain the kind of talent necessary to build shareholder value, we must pay competitive base salaries and benefits.

Benchmarking of Compensation

We take several factors into account in determining base pay, short-term incentive opportunities, and long-term incentive opportunities, including individual and corporate performance, internal equity, and competitive pay data. Our compensation philosophy does not include an effort to pay executive officers at a specific percentile of the market range. Accordingly, we did not select a group of peer companies with the intention of using their executive officer pay as a benchmark against which to set our compensation.

Nevertheless, we understand that there are competitors for executive officer talent, and we find it useful to examine competitive pay practices from time to time. For purposes of evaluating base pay, short-term incentive opportunities, and long-term incentive opportunities, we consider market practices in a wide variety of companies, both in and outside of our industry. Our practice has been to reference market data (which is based on survey data) such as equity “run rates” (the sum of equity awards divided by shares issued and outstanding), pay mix (base, short term, and long term), and comparative pay data.

Our Long-Term Incentive Awards Align the Interests of our Executive Officers with Shareholders

To date, the Compensation Committee has awarded stock options, premium-priced stock options, restricted stock units, and performance-based restricted stock units under the 2013 Stock Plan. The Compensation Committee may consider using other equity-based incentives in the future. Stock options, premium-priced stock options, restricted stock units, and performance-based restricted stock units bear a relationship to the achievement of our long-term goals in that they increase in value as our stock increases in value. Our executive officers are exposed to considerable downside risk through the shares of the Company they own outright.

The Compensation Committee carefully evaluates the cost of equity-based incentives it grants to our executive officers in terms of their impact on earnings per share. The Compensation Committee will continue to evaluate the cost of equity-based incentives against the benefits those incentives are likely to yield in building sustainable growth in shareholder value.

We do not Engage in Market Timing when Granting Equity Awards

We have never granted, nor will we grant, equity awards in coordination with the release of material, non-public information. Since 2009, the Compensation Committee has granted annual equity awards to our executive officers and key employees during the first week in March. The Compensation Committee grants equity awards at this time to allow equity award grant information to be communicated to employees in connection with bonus information. We expect that future annual equity awards will be made at approximately the same time of year. Exceptions would include grants made to key hires, grants made as a result of promotions, and other extraordinary circumstances.

We have properly accounted for all of our equity awards. As a public company, we have never awarded options and set the exercise price at any price less than the fair market value of our stock on the grant date.

Specific Forms of Compensation and the Role of Compensation Committee Discretion

In the past, the Compensation Committee has reviewed executive officer base pay and made changes based on general performance and market norms. In addition, the Compensation Committee has made long-term incentive grants based on several factors detailed in this Compensation Discussion and Analysis. The Compensation Committee intends to retain the discretion to make decisions about executive officer base compensation and long-term incentive compensation.

The Compensation Committee retains its right to make future grants of equity awards subject to performance goals. Commencing in March 2010, the Compensation Committee began granting restricted stock units subject to performance criteria.

Commencing in 2007, the Compensation Committee established predetermined targets and criteria for the payment of the annual short-term incentive to our executive officers. The Performance Bonus Plan specifically provides that the Compensation Committee may set performance objectives, performance criteria, and levels of bonus opportunity each year. Information concerning the targets and criteria for fiscal 2015 and 2016 is provided below. The predetermined targets and criteria for fiscal 2015 and 2016 consist of corporate financial objectives for each executive officer. The relative weight of the corporate financial objectives as a whole is set at the beginning of the annual performance period. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives, but cannot make upward adjustments. However, the Compensation Committee may pay discretionary cash bonuses based upon performance.

Fiscal 2015 Cash Bonus Opportunities

In March 2015, the Compensation Committee set the targets and criteria for the fiscal 2015 cash bonus opportunities for our named executive officers pursuant to our Performance Bonus Plan. See the Fiscal 2015 Grants of Plan-Based Awards table on page 29 for the fiscal 2015 cash bonus opportunities for our Named Executive Officers. For fiscal 2015, each named executive officer’s cash bonus opportunity was based upon the achievement of corporate financial objectives relating to earnings per share, operating margin, total revenue, and comparable store sales. For fiscal 2015, 25% of each named executive officer’s cash bonus opportunity was based on each metric. The named executive officers received no payment for a metric unless the Company achieved the minimum corporate financial objective for that metric. In addition, the named executive officers received no payment for any of the corporate financial objectives unless the minimum corporate financial objective for earnings per share was achieved. The corporate financial objectives for fiscal 2015 and actual fiscal 2015 results are set forth below.

Corporate Financial Objectives	Minimum	Target	Maximum	2015 Results
Adjusted Earnings Per Share	$2.80	$3.40	$3.75	$2.88 (1)
Adjusted Operating Margin	8.58%	8.96%	10.0%	7.94%
Total Revenue	$3.9 billion	$4.2 billion	$4.3 billion	$3.998 billion
Comparable Store Sales	(5.0%)	0.0%	3.0%	(3.4%)

(1)	Includes, on an after tax basis, a total of $0.13 per share of modifications relating primarily to severance payments and professional fees for the Company’s restructuring initiatives.

In fiscal 2015, the named executive officers would receive no payment for any of the corporate financial objectives unless the minimum corporate financial objective for earnings per share of $2.80 was achieved. The minimum corporate financial objective for earnings per share was not met. The Compensation Committee, however, recognizing that the Company incurred certain restructuring charges and other non-budgeted items during 2015, exercised its discretion to modify the way earnings per share was calculated for incentive purposes to include, on an after tax basis, a total of $0.13 per share of modifications relating primarily to severance payments and professional fees for the Company’s restructuring initiatives. Accordingly, the Compensation Committee authorized the payment of bonuses to the named executive officers using the previously established targets and criteria for the fiscal 2015 cash bonus opportunities, but based on the Company earning $2.88 in adjusted earnings per share in 2015. The same modification to the way earnings per share was calculated was also made for the Company’s broad-based incentive programs.

The annual 2015 discretionary bonuses paid to our named executive officers were as follows:

Fiscal 2015 Bonus
Thomas L. Millner	$392,376
Scott K. Williams	$166,990
Sean Baker	$136,932
Ralph W. Castner	$158,640
Michael Copeland	$155,300
Brian J. Linneman	$175,339

Earnings per share was chosen to help assure that compensation remains proportional to the return on investment earned by shareholders. For purposes of the fiscal 2015 cash bonus opportunities, earnings per share was measured on a diluted basis by dividing our net income by the weighted average number of shares outstanding during the period. Excluded from the earnings per share calculation were (1) any losses on sales of assets (after tax), (2) any impairment charges or fixed asset writedowns (after tax), (3) any charges related to acquisitions or their integration (after tax), (4) any accumulated amortization of deferred grant income (after tax), and (5) any charges related to prior period federal income tax audits. The Compensation Committee modified how earnings per share was calculated for fiscal 2015 bonuses to include, on an after tax basis, a total of $0.13 per share of modifications relating primarily to severance payments and professional fees for the Company’s restructuring initiatives. There were no unusual or extraordinary gains that impacted earnings per share for fiscal 2015.

Operating margin measures how profitably we manage our business, including how effectively we manage merchandise gross margin and expenses. For purposes of the fiscal 2015 cash bonus opportunities, operating margin was measured by dividing operating income by total revenue; provided, however, that excluded from the operating margin calculation were (1) any losses on sales of assets, (2) any impairment charges or fixed asset writedowns, (3) any charges related to acquisitions or their integration, and (4) any accumulated amortization of deferred grant income.

Total revenue measures total sales and other revenue. It was selected as a fiscal 2015 cash bonus opportunity metric because we are focused on profitably increasing our total revenue as part of our vision. For purposes of the fiscal 2015 cash bonus opportunities, total revenue was calculated pursuant to the method used in the Company’s annual report for fiscal 2015 on Form 10-K.

Comparable store sales measure how the retail stores in our comparable store sales base are contributing to our total revenue. For purposes of the fiscal 2015 cash bonus opportunities, comparable store sales were calculated pursuant to the method used in the Company’s annual report for fiscal 2015 on Form 10-K.

Fiscal 2016 Cash Bonus Opportunities

In March 2016, the Compensation Committee set the targets and criteria for the fiscal 2016 cash bonus opportunities for our named executive officers under the Performance Bonus Plan. The following table sets forth the fiscal 2016 cash bonus opportunity for each of our named executive officers who were serving as executive officers in March 2016 when the Compensation Committee set the cash bonus opportunities for fiscal 2016.

	Minimum Bonus	Target Bonus	Maximum Bonus
Thomas L. Millner	$256,250	$1,383,750	$2,050,000
Scott K. Williams	$187,500	$937,000	$1,312,500
Sean Baker	$112,500	$450,000	$675,000
Ralph W. Castner	$118,750	$475,000	$712,500

In March 2016, the Compensation Committee determined that each named executive officer’s cash bonus opportunity for fiscal 2016 will be based upon the achievement of corporate financial objectives relating to operating income.

For our CEO, we established a fiscal 2016 minimum bonus opportunity equal to 25% of his base salary, a fiscal 2016 target bonus opportunity equal to 135% of his base salary, and a fiscal 2016 maximum bonus opportunity equal to 200% of his base salary. For our President, we established a fiscal 2016 minimum bonus opportunity equal to 25% of his base salary, a fiscal 2016 target bonus opportunity equal to 125% of his base salary, and a fiscal 2016 maximum bonus opportunity equal to 175% of his base salary. Mr. Williams’ fiscal 2015 minimum, target, and maximum bonus opportunities were equal to 25%, 100%, and 150% of his fiscal 2015 base salary, respectively. Mr. Williams’ fiscal 2016 bonus opportunities were increased from the fiscal

2015 levels because of the additional responsibilities he assumed in connection with his promotion to the position of President. For each of our other named executive officers, we established a fiscal 2016 minimum bonus opportunity equal to 25% of their base salary, a fiscal 2016 target bonus opportunity equal to 100% of their base salary, and a fiscal 2016 maximum bonus opportunity equal to 150% of their base salary.

In 2016, we plan to continue to grow by opening six new format stores in the United States and two new format stores in Canada. Our planned 2016 store openings represent an approximately 7% growth rate in retail square footage. We also plan to continue to take steps to expand our direct business and customer loyalty programs. We view this growth as key to the creation of sustainable long-term shareholder value. Nevertheless, we believe that growth must be profitable. Accordingly, the Compensation Committee chose operating income as the metric for the 2016 cash bonus opportunities under the Performance Bonus Plan to keep our executive officers focused on operating efficiencies while growing total revenue.

Operating income will be calculated pursuant to the method used in the Company’s Form 10-K for the fiscal year ended December 31, 2016; provided, however, that excluded from the operating income calculation will be (1) any losses on sales of assets, (2) any impairment charges or fixed asset writedowns, (3) any charges related to acquisitions or their integration, (4) any accumulated amortization of deferred grant income, (5) any professional fees associated with restructuring initiatives, (6) any professional fees associated with the review of strategic alternatives, and (7) any severance payments.

Following the completion of fiscal 2016, the Compensation Committee will assess the performance of the Company for the metric to determine the fiscal 2016 cash bonuses payable to our named executive officers. The actual bonuses payable for fiscal 2016, if any, will depend on the extent to which actual Company performance meets, exceeds, or falls short of the corporate financial objectives approved by the Compensation Committee. The Compensation Committee retains discretion to make downward adjustments to the bonuses yielded by the corporate financial objectives, but cannot make upward adjustments. For example, the Compensation Committee could make downward adjustments to the bonuses if there were unusual or extraordinary gains during the year. The Compensation Committee may also pay discretionary bonuses.

Strategic Advisor Employment Agreement

On August 14, 2015, in connection with Mr. Linneman’s transition to the position of Strategic Advisor, the Company entered into an Executive Employment Agreement with Mr. Linneman. Under the employment agreement, Mr. Linneman’s annual base salary will be $525,000 through August 31, 2017. He will not participate in our Performance Bonus Plan after fiscal 2015 and will not receive additional awards under our Stock Plans. Mr. Linneman is entitled to severance benefits under the employment agreement in the event of a qualifying termination, as described below in the section titled “Employment Agreements.”

Fiscal 2016 Compensation Updates

Promotion of Mr. Williams to President

On February 8, 2016, the Board appointed Mr. Williams as the Company’s President. As part of Mr. Williams’ promotion, his annual base salary was increased to $750,000 from $545,000. He also received a one-time grant of 33,333 restricted stock units, which are scheduled to cliff vest on February 8, 2020. The restricted stock units are subject to the Company’s current form of restricted stock unit agreement and current form of proprietary matters agreement, which are required to be entered into as a condition to being granted the restricted stock units.

Strategic Advisor Agreement with Mr. Copeland

On February 17, 2016, in connection with Mr. Copeland’s transition to the position of Strategic Advisor, the Company entered into an Executive Employment Agreement with Mr. Copeland. Under the employment agreement, Mr. Copeland’s annual base salary will be $465,000 through March 5, 2018. He will not participate in our Performance Bonus Plan after fiscal 2015 and will not receive additional awards under our Stock Plans. Mr. Copeland is entitled to severance benefits under the employment agreement in the event of a qualifying termination, as described below in the section titled “Employment Agreements.”

How Individual Forms of Compensation are Structured and Implemented to Reflect the Named Executive Officers’ Individual Performance and Contribution

We are engaged in a strategic effort to increase revenue, profit, and operating efficiency. Our executive officers work as a team to accomplish these goals. Their base pay, annual bonus opportunity, and respective long-term incentive opportunity reflect their individual contribution to the Company and market practices. For fiscal 2015, the extent to which individual short-term incentive bonuses were paid depended on the extent to which corporate financial objectives were met. See “Fiscal 2015 Cash Bonus Opportunities” for a discussion on actual achievement of short-term incentive goals for fiscal 2015.

The executive officers received option and restricted stock unit grants in March 2015 that vest over a four-year period. The amount of each individual grant reflects the Compensation Committee’s assessment of each individual’s contribution.

Policies and Decisions Regarding Adjustment or Recovery of Awards or Payments if Relevant Performance Measures are Restated or Adjusted

We have not restated or adjusted relevant performance measures since we became a public company or before that time. We expect that we would take steps legally permissible to adjust or recover awards or payments in the event relevant performance measures upon which they were based were restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Impact that Amounts Received or Realizable From Previously Earned Compensation Have on Other Compensation

We maintain no compensation plans or programs where gains from prior compensation would directly influence amounts currently earned. The only factor where gains from prior awards are considered is where the Compensation Committee determines the appropriate size of long-term incentive grants.

Our Proprietary Matters Agreements Contain Recoupment Provisions

We have entered into Proprietary Matters Agreements with our executive officers, which, among other items, restrict our executive officers from disclosing confidential information of the Company, soliciting customers of the Company with whom the executive officer had personal contact and did business with, soliciting the Company’s employees for employment, and encouraging any vendor or supplier to alter its relationship with us. In order to protect our interests and our shareholders, if an executive officer violates the terms of his Proprietary Matters Agreement, the executive officer will forfeit all of his outstanding equity awards. Additionally, the executive officer would be required to reimburse us for any amounts received as profit or gain from any previously granted equity awards.

Our Change of Control Agreements Have a Double Trigger

We have entered into agreements containing change in control severance provisions with our named executive officers and certain members of senior management. Payments to our named executive officers under these agreements are strictly tied to both a change in control and qualifying termination of employment. Under these agreements, if any of our named executive officers are terminated without cause or resign for good reason within twenty-four months of certain transactions resulting in a change in control, then the named executive officer will be entitled to receive certain severance benefits. The reasons for the change in control provisions are the same for us as in most companies in most industries. Named executive officers should be free to act in the best interests of shareholders when considering a sale without undue focus on their own job security. Additional information concerning these agreements and the potential payments due under these agreements can be found below in the section titled “Management Change of Control Severance Agreements.”

Impact of Accounting and Tax Treatment on Various Forms of Compensation

In designing our compensation programs, we consider the applicable accounting treatment and seek to preserve tax deductibility, including under Section 162(m) of the Internal Revenue Code, to the extent consistent with the primary objectives of our compensation program. We closely monitor the accounting and tax treatment of our Performance Bonus Plan and equity compensation plans, and in granting future awards, we expect to take the accounting and tax treatment into account.

Our Stock Ownership Requirements and Prohibition of Hedging Risk of Stock Ownership Further Align the Interests of our Executive Officers with Shareholders

Since a significant ownership stake in the Company by its directors and executive officers leads to a stronger alignment of interests with shareholders, the Board has established minimum stock ownership and retention guidelines that apply to non-employee directors and executive officers.

•	Non-employee directors are required to own Company stock equal in value to five times their annual cash retainers for Board and Board Committee service.

•	The CEO is required to own stock equal in value to five times his annual base pay.

•	The President and Executive Vice Presidents are required to own stock equal in value to three times their annual base pay.

Non-employee directors have until five years after election or appointment as a non-employee director to obtain these stock ownership levels. Executive officers have until five years after appointment as an executive officer to obtain 50% of these stock ownership levels, and until 10 years after appointment as an executive officer to obtain 100% of these stock ownership levels.

Until such time as a non-employee director or executive officer satisfies the stock ownership guidelines, the non-employee director or executive officer is required to hold 100% of the shares received upon the exercise of stock options and upon the vesting of any restricted stock, restricted stock units, performance stock, performance units, or stock appreciation rights, in each case net of the shares sold or withheld to pay the exercise price and any taxes due upon exercise or vesting.

A modification or exception may be made in the case of a non-employee director or executive officer. Upon the request of a non-employee director or executive officer, the Board will consider if a modification of, or an exception to, the stock ownership and retention guidelines for the non-employee director or executive officer is appropriate in view of the non-employee director’s or executive officer’s personal circumstances.

Our executive officers and directors are not allowed to make a short sale of stock, which we define as any transaction whereby one may benefit from a decline in our stock price, or buy or sell derivative securities relating to the Company’s stock.

The Role of Executive Officers in Determining Compensation

Regarding most compensation matters, including executive compensation, our CEO and our Executive Vice President and Chief Administrative Officer provide recommendations to the Compensation Committee. During fiscal 2015, our CEO and our Executive Vice President and Chief Administrative Officer provided the Compensation Committee recommendations regarding annual salaries, bonus amounts, performance criteria, equity awards, and overall compensation strategy for our executive officers. These recommendations included recommendations regarding their own compensation. Although the Compensation Committee considers information and recommendations presented by our executive officers, it makes executive officer compensation decisions independent of the Company’s management.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing Compensation Committee Report for fiscal 2015 is provided by the undersigned members of the Compensation Committee.

Michael R. McCarthy (Chairman)

John H. Edmondson

Donna M. Milrod

Beth M. Pritchard

Peter S. Swinburn

Fiscal 2015 Summary Compensation Table

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended January 2, 2016, December 27, 2014, and December 28, 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Thomas L. Millner, Chief Executive Officer	2015 2014 2013	$ $ $	1,054,731 989,000 989,000	$392,376 — —	$ $ $	920,636 1,069,410 967,290	$ $ $	1,789,322 2,353,510 2,022,205	$	— — 1,580,422	— — —	$ $ $	10,400 10,400 10,200	$ $ $	4,167,465 4,422,320 5,569,117

Scott K. Williams, President	2015 2014 2013	$ $ $	517,654 432,923 416,539	$166,990 — —	$ $ $	461,705 535,534 403,462	$ $ $	335,755 397,577 285,188	$	— — 518,280	— — —	$ $ $	10,400 10,400 10,200	$ $ $	1,492,504 1,376,434 1,633,669

Sean Baker, Executive Vice President and Chief Executive Officer of World’s Foremost Bank	2015		$423,077	$136,932		$461,705		$335,755		—	—		$27,069		$1,384,538

Ralph W. Castner, Executive Vice President and Chief Financial Officer	2015 2014 2013	$ $ $	489,567 453,462 450,000	$158,640 — —	$ $ $	461,705 535,534 483,645	$ $ $	335,755 397,577 356,063	$	— — 555,300	— — —	$ $ $	28,264 15,500 15,300	$ $ $	1,473,931 1,402,073 1,860,308

Michael Copeland, Executive Vice President and Chief Operations Officer as of January 2, 2016, currently Strategic Advisor	2015 2014 2013	$ $ $	477,803 424,577 406,923	$155,300 — —	$ $ $	461,705 535,534 483,645	$ $ $	335,755 397,577 356,063	$	— — 512,110	— — —	$ $ $	29,133 15,500 15,300	$ $ $	1,459,696 1,373,188 1,774,041

Brian J. Linneman, Strategic Advisor	2015 2014 2013	$ $ $	541,827 503,846 500,000	$175,339 — —	$ $ $	461,705 535,534 483,645	$ $ $	335,755 397,577 356,063	$	— — 617,000	— — —	$ $ $	31,418 15,500 15,300	$ $ $	1,546,044 1,452,457 1,972,008

(1)

Reflects fiscal 2015 discretionary bonuses paid to our named executive officers. These discretionary bonuses are described under “Compensation Discussion and Analysis – Fiscal 2015 Cash Bonus Opportunities.”

(2)

Reflects the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification 718-10, Share-Based Payment (“ASC 718”) and is calculated based on the closing price of a share of our common stock on the date of grant. Includes the grant date fair value of performance-based restricted stock units granted to our named executive officers. The performance criteria for fiscal 2015 performance-based restricted stock units is described under “Compensation Discussion and Analysis – Performance Criteria for Performance-Based Restricted Stock Units.”

(3)

Reflects the grant date fair value in accordance with ASC 718. Refer to Note 19 “Stock Based Compensation Plans and Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 22, 2016, for the relevant assumptions used to determine the valuation of our option awards.

(4)

For 2015, includes (i) 401(k) Plan matching contributions ($10,400 for Messrs. Millner and Williams and $15,500 for Messrs. Baker, Castner, Copeland, and Linneman), (ii) financial planning services, home security services, and merchandise provided for testing for Messrs. Castner, Copeland, and Linneman, and (iii) financial planning services and home security services for Mr. Baker.

Fiscal 2015 Grants of Plan-Based Awards

The following table sets forth, as to our named executive officers, information concerning equity awards and awards granted under our Performance Bonus Plan during the fiscal year ended January 2, 2016.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Minimum ($)	Target ($)	Maximum ($)
Thomas L. Millner	Annual Option Annual Option Annual RSU Annual PBRSU Annual Cash	03/02/15 03/02/15 03/02/15 03/02/15 —	— — — — $256,250	— — — — $1,281,250	— — — — $2,050,000	— — 2,100 14,500 —	27,650 64,000 — — —	$55.46 $63.78 — — —	$ 671,511 $1,117,811 $ 116,466 $ 804,170 —
Scott K. Williams	Annual Option Annual RSU Annual PBRSU Annual Cash	03/02/15 03/02/15 03/02/15 —	— — — $125,000	— — — $ 500,000	— — — $ 750,000	— 2,100 6,225 —	13,825 — — —	$55.46 — — —	$ 335,755 $ 116,466 $ 345,239 —
Sean Baker	Annual Option Annual RSU Annual PBRSU Annual Cash	03/02/15 03/02/15 03/02/15 —	— — — $102,500	— — — $ 410,000	— — — $ 615,000	— 2,100 6,225 —	13,825 — — —	$55.46 — — —	$ 335,755 $ 116,466 $ 345,239 —
Ralph W. Castner	Annual Option Annual RSU Annual PBRSU Annual Cash	03/02/15 03/02/15 03/02/15 —	— — — $118,750	— — — $ 475,000	— — — $ 712,500	— 2,100 6,225 —	13,825 — — —	$55.46 — — —	$ 335,755 $ 116,466 $ 345,239 —
Michael Copeland	Annual Option Annual RSU Annual PBRSU Annual Cash	03/02/15 03/02/15 03/02/15 —	— — — $116,250	— — — $ 465,000	— — — $ 697,500	— 2,100 6,225 —	13,825 — — —	$55.46 — — —	$ 335,755 $ 116,466 $ 345,239 —
Brian J. Linneman	Annual Option Annual RSU Annual PBRSU Annual Cash	03/02/15 03/02/15 03/02/15 —	— — — $131,250	— — — $ 525,000	— — — $ 787,500	— 2,100 6,225 —	13,825 — — —	$55.46 — — —	$ 335,755 $ 116,466 $ 345,239 —

(1)

Reflects the grant date fair value of stock and option awards in accordance with ASC 718. For stock awards, the grant date fair value was calculated based on the closing price of a share of our common stock on the date of grant. Refer to Note 19 “Stock Based Compensation Plans and Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 22, 2016, for the relevant assumptions used to determine the valuation of our option awards.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding stock option awards, classified as exercisable or unexercisable, and stock awards for each of our named executive officers as of January 2, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Thomas L. Millner	111,720 60,000 40,000 30,000 — 15,826 — 6,713 — — —	— — — 10,000 64,000 15,824 64,000 20,137 64,000 27,650 64,000	(1) (2) (3) (2) (4) (2) (5) (2)	— — — — — — — — — — —	$ 8.68 $16.18 $26.89 $35.17 $40.45 $50.91 $58.55 $66.32 $76.27 $55.46 $63.78	03/13/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2020 03/02/2021 03/02/2021 03/02/2022 03/02/2022 03/02/2023 03/02/2023	5,555 (7)	$259,585	38,636 (9)	$1,805,460
Scott K. Williams	12,000 6,338 3,357 —	4,000 6,337 10,068 13,825	(1) (3) (4) (5)	— — — —	$35.17 $50.91 $66.32 $55.46	03/02/2020 03/02/2021 03/02/2022 03/02/2023	5,555 (7)	$259,585	15,286 (10)	$714,315
Sean B. Baker	9,500 2,400 1,980 1,050 870 4,750 2,688 —	— — — — 290 4,750 8,062 13,825	(1) (3) (4) (5)	— — — — — — — —	$15.25 $ 8.01 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	05/13/2016 03/02/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023	5,320 (8)	$248,604	11,724 (11)	$547,863
Ralph W. Castner	27,500 30,000 24,000 16,000 12,000 7,914 3,357 —	— — — — 4,000 7,911 10,068 13,825	(1) (3) (4) (5)	— — — — — — — —	$19.35 $ 8.01 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	05/09/2016 03/02/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023	5,555 (7)	$259,585	16,073 (12)	$751,091
Michael Copeland	6,475 3,838 4,350 7,500 18,000 12,000 9,000 7,914 3,357 —	— — — — — — 3,000 7,911 10,068 13,825	(1) (3) (4) (5)	— — — — — — — — — —	$15.25 $ 7.16 $ 8.01 $12.74 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	05/13/2016 12/16/2016 03/02/2017 05/12/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023	5,555 (7)	$259,585	15,573 (13)	$727,726
Brian J. Linneman	27,500 50,000 40,000 30,000 20,000 15,000 7,914 3,357 —	— — — — — 5,000 7,911 10,068 13,825	(1) (3) (4) (5)	— — — — — — — — —	$19.35 $15.25 $ 8.01 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	05/09/2016 05/13/2016 03/02/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023	5,555 (7)	$259,585	16,573 (14)	$774,456

(1)	Options vest in four equal annual installments beginning on March 2, 2013, and have an eight-year term.

(2)	Options vest in three equal annual installments beginning on March 2, 2017, and have an eight-year term.

(3)	Options vest in four equal annual installments beginning on March 2, 2014, and have an eight-year term.

(4)	Options vest in four equal annual installments beginning on March 2, 2015, and have an eight-year term.

(5)	Options vest in four equal annual installments beginning on March 2, 2016, and have an eight-year term.

(6)	Market value of shares calculated by multiplying $46.73, the closing price of our common stock on December 31, 2015, the last business day of fiscal 2015, by the number of shares.

(7)

Consists of 2,376 restricted stock units that vested on March 2, 2016, 1,625 restricted stock units scheduled to vest on March 2, 2017, 1,029 restricted stock units scheduled to vest on March 2, 2018, and 525 restricted stock units scheduled to vest on March 2, 2019.

(8)

Consists of 1,916 restricted stock units that vested on March 2, 2016, 225 restricted stock units that vested on August 20, 2016, 1,625 restricted stock units scheduled to vest on March 2, 2017, 1,029 restricted stock units scheduled to vest on March 2, 2018, and 525 restricted stock units scheduled to vest on March 2, 2019.

(9)

Consists of 16,557 performance-based restricted stock units that vested on March 2, 2016, 11,304 performance-based restricted stock units scheduled to vest on March 2, 2017, 7,150 performance-based restricted stock units scheduled to vest on March 2, 2018, and 3,625 performance-based restricted stock units scheduled to vest on March 2, 2019.

(10)

Consists of 6,208 performance-based restricted stock units that vested on March 2, 2016, 4,456 performance-based restricted stock units scheduled to vest on March 2, 2017, 3,068 performance-based restricted stock units scheduled to vest on March 2, 2018, and 1,554 performance-based restricted stock units scheduled to vest on March 2, 2019.

(11)

Consists of 3,720 performance-based restricted stock units that vested on March 2, 2016, 3,718 performance-based restricted stock units scheduled to vest on March 2, 2017, 2,732 performance-based restricted stock units scheduled to vest on March 2, 2018, and 1,554 performance-based restricted stock units scheduled to vest on March 2, 2019.

(12)

Consists of 6,602 performance-based restricted stock units that vested on March 2, 2016, 4,849 performance-based restricted stock units scheduled to vest on March 2, 2017, 3,068 performance-based restricted stock units scheduled to vest on March 2, 2018, and 1,554 performance-based restricted stock units scheduled to vest on March 2, 2019.

(13)

Consists of 6,102 performance-based restricted stock units that vested on March 2, 2016, 4,849 performance-based restricted stock units scheduled to vest on March 2, 2017, 3,068 performance-based restricted stock units scheduled to vest on March 2, 2018, and 1,554 performance-based restricted stock units scheduled to vest on March 2, 2019.

(14)

Consists of 7,102 performance-based restricted stock units that vested on March 2, 2016, 4,849 performance-based restricted stock units scheduled to vest on March 2, 2017, 3,068 performance-based restricted stock units scheduled to vest on March 2, 2018, and 1,554 performance-based restricted stock units scheduled to vest on March 2, 2019.

Fiscal 2015 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by our named executive officers and the number of shares acquired by them on the vesting of stock awards during the fiscal year ended January 2, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas L. Millner	—	—	14,783	$819,865
Scott K. Williams	—	—	6,502	$360,601
Sean Baker	10,000	$326,900	3,779	$207,084
Ralph W. Castner	85,000	$2,657,475	6,896	$382,452
Michael Copeland	12,500	$491,375	6,396	$354,722
Brian J. Linneman	55,000	$1,721,050	7,396	$410,182

Employment Agreements

Founder’s Employment Agreement

In January 2004, we entered into an employment agreement with Mr. Cabela. Mr. Cabela agreed to serve in the executive position of Vice Chairman of our Company or such other executive position that may be offered to and accepted by Mr. Cabela. In June 2013, the Board appointed Mr. Cabela as our executive Chairman. Under the employment agreement, Mr. Cabela currently receives an annual base salary of $288,963 and is precluded from participating in any of our incentive compensation programs. We may terminate Mr. Cabela’s employment agreement without cause upon 180 days written notice. We may terminate Mr. Cabela’s employment agreement at any time for cause. Mr. Cabela may terminate his employment agreement upon 90 days written notice. We are required to pay Mr. Cabela his base salary through the effective date of any termination of his employment agreement. The employment agreement prohibits Mr. Cabela from competing with us for a period of twelve months following the termination of the employment agreement for any reason. Mr. Cabela has assigned to us exclusive rights in and to any intellectual property developed by him during his employment with us in the scope of our actual or anticipated business operations or that relates to any of our actual or anticipated products or services. We are required to provide Mr. Cabela with statutory indemnification to the fullest extent provided by law for any claims asserted against him relating to his service as an officer or director of the Company.

Strategic Advisors Employment Agreements

On August 14, 2015, in connection with Mr. Linneman’s transition to the position of Strategic Advisor, we entered into an Executive Employment Agreement with Mr. Linneman. Mr. Linneman agreed to serve as a Strategic Advisor through August 31, 2017. Under the employment agreement, Mr. Linneman receives an annual base salary of $525,000 through August 31, 2017, and is not eligible to participate in our Performance Bonus Plan following fiscal 2015 or receive additional equity awards. If the employment agreement is terminated by us without cause or by Mr. Linneman for good reason or as a result of Mr. Linneman’s death or disability, Mr. Linneman would be entitled to (i) accrued and unpaid obligations (including base salary and unreimbursed business expenses); (ii) severance equal to the amount of base salary Mr. Linneman would have received through the end of the term of the employment agreement; and (iii) accelerated vesting of outstanding equity awards. Had Mr. Linneman’s employment been terminated by us without cause or by Mr. Linneman for good reason or as a result of Mr. Linneman’s death or disability as of December 31, 2015, the last business day of fiscal 2015, Mr. Linneman would have been entitled to approximately (i) $875,000 for 20 months of base salary; (ii) $34,473 for 20 months coverage for health and dental insurance; (iii) $57,800 as the maximum value of accelerated vesting of stock options; (iv) $259,585 as the maximum value of accelerated vesting of restricted stock units; and (v) $774,456 as the maximum value of accelerated vesting of performance-based restricted stock units. Refer to notes (2), (3), and (4) of the change of control table on page 34 for a description of how the value of the accelerated vesting of equity awards was calculated.

On February 17, 2016, in connection with Mr. Copeland’s transition to the position of Strategic Advisor, we entered into an Executive Employment Agreement with Mr. Copeland. Mr. Copeland agreed to serve as a Strategic Advisor through March 5, 2018. Under the employment agreement, Mr. Copeland receives an annual base salary of $465,000 through March 5, 2018, and is not eligible to participate in our Performance Bonus Plan following fiscal 2015 or receive additional equity awards. If the employment agreement is terminated by us without cause or by Mr. Copeland for good reason or as a result of Mr. Copeland’s death or disability, Mr. Copeland would be entitled to (i) accrued and unpaid obligations (including base salary and unreimbursed business expenses); (ii) severance equal to the amount of base salary Mr. Copeland would have received through the end of the term of the employment agreement; and (iii) accelerated vesting of outstanding equity awards. Had the employment agreement been executed on December 31, 2015, and had Mr. Copeland’s employment been terminated by us without cause or by Mr. Copeland for good reason or as a result of Mr. Copeland’s death or disability as of December 31, 2015, the last business day of fiscal 2015, Mr. Copeland would have been entitled to approximately (i) $930,000 for 24 months of base salary; (ii) $41,368 for 24 months coverage for health and dental insurance; (iii) $34,680 as the maximum value of accelerated vesting of stock options; (iv) $259,585 as the maximum value of accelerated vesting of restricted stock units; and (v) $727,726 as the maximum value of accelerated vesting of performance-based restricted stock units. Refer to notes (2), (3), and (4) of the change of control table on page 34 for a description of how the value of the accelerated vesting of equity awards was calculated.

Potential Payments Upon Termination or Change in Control

Management Change of Control Severance Agreements

We have entered into agreements containing change in control severance provisions with our named executive officers. The terms of these agreements are substantially similar for each of our named executive officers. Under these agreements, if any of our named executive officers are terminated without cause or resign for good reason within twenty-four months of certain transactions resulting in a change in control, then they would be entitled to receive severance benefits equal to 2.99 times annual base salary and bonus, payable in a lump sum, and insurance benefits. The bonus element would be equal to the average of the last two incentive bonuses paid. Severance benefits are not payable if employment is terminated due to disability, retirement, or death.

Each of these agreements also provides that any unvested equity award owned by such an executive, that did not vest upon the change in control pursuant to the terms of the applicable plan, would become fully vested and any non-competition and non-solicitation agreements we have with such an executive would automatically terminate. All confidentiality provisions, however, would remain in place.

Generally, pursuant to these agreements, a “change in control” is deemed to occur upon:

•	any acquisition (other than directly from the Company) of more than 50% of the combined voting power of the Company’s then outstanding voting securities by any “person” as defined in the Exchange Act;

•	the consummation of a sale or other disposition of all or substantially all of the assets of the Company, except for a sale after which the Board does not change;

•	any merger, consolidation, or reorganization of the Company, unless the prior shareholders continue to own at least 51% of the outstanding equity interests of the Company;

•	a complete liquidation or dissolution of the Company; or

•	election of a Board at least a majority of which is not made up of directors as of the date of the change of control agreements or individuals approved by such directors.

In addition, under Mr. Baker’s agreement, a change of control includes change of control events similar to the first four listed above involving World’s Foremost Bank.

Generally, pursuant to these agreements, “good reason” is deemed to exist when there is a:

•	material diminution in the executive’s base compensation;

•	material diminution in the executive’s authority, duties, or responsibilities;

•

material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, including, if the executive reports directly to the Board, a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

•	material diminution in the budget over which the executive retains authority; or

•	change in the executive’s principal place of employment by a distance in excess of 100 miles.

Generally, pursuant to these agreements, “cause” includes:

•	the executive being charged with a felony;

•	fraud, embezzlement, or theft by the executive relating to the Company;

•	gross negligence (i.e., actions in bad faith, not merely an error in judgment) of the executive which is materially detrimental to the Company’s business; or

•

failure by the executive to fulfill his duties as an employee of the Company that have not been remedied within 30 days after written notice of such failure or repeated failure to fulfill the same duties after having received two notifications regarding such failure from the Company.

If a change in control had taken place on December 31, 2015, the last business day of fiscal 2015, and our named executive officers were terminated without cause or resigned for good reason as of such date, the estimated severance payments and benefits that would have been provided are as follows.

Name	Lump Sum Cash Payment ($)	Value of 18 Months Coverage for Health and Dental Insurance ($)(1)	Value of 24 Months Coverage for Life and Disability Insurance ($)(1)	Maximum Value of Accelerated Vesting of Stock Options ($)(2)	Maximum Value of Accelerated Vesting of Restricted Stock Units ($)(3)	Maximum Value of Accelerated Vesting of Performance- Based Restricted Stock Units ($)(4)	Total ($)
Thomas L. Millner	$5,516,377	$31,026	$1,536	$517,520	$259,585	$1,805,460	$8,131,504
Scott K. Williams	$2,322,614	$31,026	$1,536	$46,240	$259,585	$714,315	$3,375,316
Sean Baker	$1,790,777	$31,026	$1,536	$3,352	$248,604	$547,863	$2,623,158
Ralph W. Castner	$2,293,979	$31,026	$1,536	$46,240	$259,585	$751,091	$3,383,457
Michael Copeland (5)	$2,194,235	$31,026	$1,536	$34,680	$259,585	$727,726	$3,248,788
Brian J. Linneman (5)	$2,542,478	$31,026	$1,536	$57,800	$259,585	$774,456	$3,666,881

(1)	The health, dental, life, and disability insurance payments are calculated based on the current per employee pro rata costs accrued each month and any premiums payable to third party carriers.

(2)

The maximum value of accelerated vesting of stock options was calculated by multiplying the number of shares underlying unvested options by the closing price of our common stock on December 31, 2015, and then deducting the aggregate exercise price.

(3)

The maximum value of accelerated vesting of restricted stock units was calculated by multiplying the number of shares of unvested restricted stock units by the closing price of our common stock on December 31, 2015.

(4)

The maximum value of accelerated vesting of performance-based restricted stock units was calculated by multiplying the number of shares of unvested performance-based restricted stock units by the closing price of our common stock on December 31, 2015. Vesting assumes the performance criteria had been satisfied.

(5)

Messrs. Copeland and Linneman have each transitioned to the position of Strategic Advisor and entered into employment agreements with the Company. Information concerning our employment agreements with Messrs. Copeland and Linneman, including severance benefits under these employment agreements, can be found on page 32 under the heading “Employment Agreements – Strategic Advisors Employment Agreements.”

2004 Stock Plan and 2013 Stock Plan

We have granted stock options and restricted stock units to our named executive officers under our 2004 Stock Plan and our 2013 Stock Plan. The Stock Plans both contain certain change in control provisions. In the event of a change in control, the change in control provisions contained in these plans would operate independently of those contained in our management change of control severance agreements described above. If cash payments were made or option and restricted stock unit vesting was accelerated under these plans as described below, our named executive officers would not receive the value of accelerated vesting of stock options and restricted stock units listed in the table above under their management change of control severance agreements. In other words, the cash payments or accelerated vesting of stock options and restricted stock units described below would be in lieu of the value of accelerated vesting of stock options and restricted stock units listed in the table above.

In the event of a change in control (as defined in the Stock Plans), each outstanding option under the Stock Plans would become fully vested and exercisable or, at the discretion of the Compensation Committee, each outstanding option (whether or not the option is otherwise at that time vested and exercisable for all the option shares) would be canceled in exchange for a payment in cash equal to the product of (i) the excess, if any, of the change in control price over the exercise price, and (ii) the number of shares of common stock covered by such option. If a change in control had taken place on December 31, 2015, the maximum value of accelerated vesting of stock options granted under the Stock Plans for each named executive officer would have been as follows using the closing price of our common stock on such date.

Stock Plans
Name	Number of Securities Underlying Unexercisable Options (#)(1)	Closing Price of Common Stock on Dec. 31, 2015 ($)(2)	Option Exercise Price ($)(3)	Maximum Value of Accelerated Vesting of Stock Options ($)(2) minus (3) times(1)	Option Expiration Date
Thomas L. Millner	10,000 64,000 15,824 64,000 20,137 64,000 27,650 64,000	$46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73	$35.17 $40.45 $50.91 $58.55 $66.32 $76.27 $55.46 $63.78	$115,600 $401,920 — — — — — —	03/02/2020 03/02/2020 03/02/2021 03/02/2021 03/02/2022 03/02/2022 03/02/2023 03/02/2023
Scott K. Williams	4,000 6,337 10,068 13,825	$46.73 $46.73 $46.73 $46.73	$35.17 $50.91 $66.32 $55.46	$ 46,240 — — —	03/02/2020 03/02/2021 03/02/2022 03/02/2023
Sean Baker	290 4,750 8,062 13,825	$46.73 $46.73 $46.73 $46.73	$35.17 $50.91 $66.32 $55.46	$ 3,352 — — —	03/02/2020 03/02/2021 03/02/2022 03/02/2023
Ralph W. Castner	4,000 7,911 10,068 13,825	$46.73 $46.73 $46.73 $46.73	$35.17 $50.91 $66.32 $55.46	$ 46,240 — — —	03/02/2020 03/02/2021 03/02/2022 03/02/2023
Michael Copeland	3,000 7,911 10,068 13,825	$46.73 $46.73 $46.73 $46.73	$35.17 $50.91 $66.32 $55.46	$ 34,680 — —	03/02/2020 03/02/2021 03/02/2022 03/02/2023
Brian J. Linneman	5,000 7,911 10,068 13,825	$46.73 $46.73 $46.73 $46.73	$35.17 $50.91 $66.32 $55.46	$ 57,800 — — —	03/02/2020 03/02/2021 03/02/2022 03/02/2023

In the event the Compensation Committee selected the cash payment option, the cash payment to each named executive officer for each outstanding option granted under the Stock Plans would be as follows using the closing price of our common stock on December 31, 2015.

Stock Plans
Name	Number of Securities Underlying Outstanding Options (#)(1)	Closing Price of Common Stock on Dec. 31, 2015 ($)(2)	Option Exercise Price ($)(3)	Cash Payment ($)(2) minus (3) times (1)		Option Expiration Date
Thomas L. Millner	111,720 (1) 60,000 40,000 40,000 64,000 31,650 64,000 26,850 64,000 27,650 64,000	$46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73	$ 8.68 $16.18 $26.89 $35.17 $40.45 $50.91 $58.55 $66.32 $76.27 $55.46 $63.78	$ $ $ $ $	4,250,946 1,833,000 793,600 462,400 401,920 — — — — — —	03/13/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2020 03/02/2021 03/02/2021 03/02/2022 03/02/2022 03/02/2023 03/02/2023
Scott K. Williams	16,000 12,675 13,425 13,825	$46.73 $46.73 $46.73 $46.73	$35.17 $50.91 $66.32 $55.46		$184,960 — — —	03/02/2020 03/02/2021 03/02/2022 03/02/2023
Sean Baker	9,500 2,400 1,980 1,050 1,160 9,500 10,750 13,825	$46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73	$15.25 $ 8.01 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	$ $ $ $ $	299,060 92,928 60,489 20,832 13,410 — — —	05/13/2016 03/02/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023
Ralph W. Castner	27,500 30,000 24,000 16,000 16,000 15,825 13,425 13,825	$46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73	$19.35 $ 8.01 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	$ $ $ $ $	752,950 1,161,600 733,200 317,440 184,960 — — —	05/09/2016 03/02/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023
Michael Copeland	6,475 3,838 4,350 7,500 18,000 12,000 12,000 15,825 13,425 13,825	$46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73	$15.25 $ 7.16 $ 8.01 $12.74 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	$ $ $ $ $ $ $	203,833 151,870 168,432 254,925 549,900 238,080 138,720 — — —	05/13/2016 12/16/2016 03/02/2017 05/12/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023
Brian J. Linneman	27,500 50,000 40,000 30,000 20,000 20,000 15,825 13,425 13,825	$46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73 $46.73	$19.35 $15.25 $ 8.01 $16.18 $26.89 $35.17 $50.91 $66.32 $55.46	$ $ $ $ $ $	752,950 1,574,000 1,548,800 916,500 396,800 231,200 — — —	05/09/2016 05/13/2016 03/02/2017 03/02/2018 03/02/2019 03/02/2020 03/02/2021 03/02/2022 03/02/2023

(1)

We granted Mr. Millner these options pursuant to the inducement award exception under the NYSE rules to induce an executive officer to join the Company. These options are governed by the same terms and conditions as if they were granted pursuant to the 2004 Stock Plan.

Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of options would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, such outstanding awards of options would not be canceled, their vesting and exercisability would not be accelerated, and there would be no payment in exchange for such awards.

In the event of a change in control (as defined in the Stock Plans), each outstanding restricted stock unit under the Stock Plans would become fully vested. If a change in control had taken place on December 31, 2015, the maximum value of accelerated vesting of restricted stock units granted under the Stock Plans for each named executive officer would have been as follows using the closing price of our common stock on such date.

	Stock Plans
Name	Number of Restricted Stock Units (#)(1)	Closing Price of Common Stock on Dec. 31, 2015 ($)(2)	Maximum Value of Accelerated Vesting of Restricted Stock Units ($)(1) times (2)
Thomas L. Millner	5,555	$46.73	$259,585
Scott K. Williams	5,555	$46.73	$259,585
Sean Baker	5,320	$46.73	$248,604
Ralph W. Castner	5,555	$46.73	$259,585
Michael Copeland	5,555	$46.73	$259,585
Brian J. Linneman	5,555	$46.73	$259,585

Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of restricted stock units would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, the vesting of the awards of the restricted stock units would not be accelerated.

In the event of a change in control (as defined in the Stock Plans), each outstanding performance-based restricted stock unit under the Stock Plans would become fully vested (assuming the applicable performance criteria had been satisfied). If a change in control had taken place on December 31, 2015, the maximum value of accelerated vesting of performance-based restricted stock units granted under the Stock Plans for each named executive officer would have been as follows using the closing price of our common stock on such date.

	Stock Plans
Name	Number of Performance- Based Restricted Stock Units (#)(1)	Closing Price of Common Stock on Dec. 31, 2015 ($)(2)	Maximum Value of Accelerated Vesting of Performance-Based Restricted Stock Units ($)(1) times (2)
Thomas L. Millner	38,636	$46.73	$1,805,460
Scott K. Williams	15,286	$46.73	$714,315
Sean Baker	11,724	$46.73	$547,863
Ralph W. Castner	16,073	$46.73	$751,091
Michael Copeland	15,573	$46.73	$727,726
Brian J. Linneman	16,573	$46.73	$774,456

Notwithstanding the foregoing, if the Compensation Committee determined before the change in control that all outstanding awards of performance-based restricted stock units would be honored or assumed by the acquirer, or alternative awards with equal or better terms would be made available, the vesting of the awards of the performance-based restricted stock units would not be accelerated.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•

significant weighting toward long-term incentive compensation (stock options, restricted stock units, performance-based restricted stock units, and premium-priced stock options) discourages excessive short-term risk taking. These long-term incentives are generally designed to increase in value based on stock price appreciation, which is determined by how the market values our common stock. Because of the strong link between stock price appreciation and how the market values our common stock, the Compensation Committee believes that significant weighting toward long-term incentive compensation helps to minimize the risk that our executive officers will take actions that could cause harm to the Company and its shareholders;

•

annual cash bonus performance metrics are set to create sustainable long-term shareholder value. For fiscal 2015, these metrics were earnings per share, operating margin, total revenue, and comparable store sales. For fiscal 2016, the metric is operating income. Additional information concerning our fiscal 2015 and fiscal 2016 cash bonus opportunities can be found on page 23 under the heading “Fiscal 2015 Cash Bonus Opportunities” and on page 24 under the heading “Fiscal 2016 Cash Bonus Opportunities”;

•	annual cash bonus opportunities are capped by the Compensation Committee as discussed on page 24, which discourages our executive officers from solely focusing on short-term results;

•

stock ownership and retention guidelines described under the heading “Our Stock Ownership Requirements and Prohibition of Hedging Risk of Stock Ownership Further Align the Interests of our Executive Officers with Shareholders” on page 27 discourage excessive risk taking and encourage our executive officers to focus on the creation of long-term value for shareholders rather than solely focusing on short-term results; and

•

as a retailer, the Company does not face the same level of risks associated with compensation for employees at financial services companies (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

DIRECTOR COMPENSATION

During the first and second quarters of fiscal 2015, we paid our non-employee directors an annual retainer of $35,000 and a fee of $2,500 for each Board meeting attended ($1,000 for meetings attended by telephone). We also paid the Lead Director an annual retainer of $15,000, the Chair of the Audit Committee an annual retainer of $20,000, the Chair of the Compensation Committee an annual retainer of $15,000, and the Chair of the Nominating and Corporate Governance Committee an annual retainer of $15,000. In addition, each member of the Audit Committee (including the Chair) was paid an annual retainer of $15,000, each member of the Compensation Committee (including the Chair) was paid an annual retainer of $10,000, and each member of the Nominating and Corporate Governance Committee (including the Chair) was paid an annual retainer of $10,000. Beginning in the third quarter of fiscal 2015, we increased the annual retainer for our non-employee directors to $50,000 and eliminated Board meeting fees. We also increased the Lead Director’s annual retainer to $25,000. Directors who are employees of the Company receive no compensation for their service as directors.

We promptly reimburse all non-employee directors for reasonable expenses incurred to attend Board meetings. In addition, non-employee directors are eligible to receive option and restricted stock unit grants under our 2013 Stock Plan. Beginning in June 2015, each of our non-employee directors is automatically granted initial stock options with a grant date fair value (as determined in accordance with ASC 718) of $62,500 and initial restricted stock units with a grant date fair value (as determined in accordance with ASC 718) of $62,500 on the date the non-employee director joins our Board. In addition, subject to certain restrictions in the plan, each non-employee director is automatically granted annual stock options with a grant date fair value (as determined in accordance with ASC 718) of $62,500 and annual restricted stock units with a grant date fair value (as determined in accordance with ASC 718) of $62,500 on the date immediately following our annual meeting of shareholders. The exercise price for each of these options will be the fair market value of the stock underlying the option on the date of the grant. The initial and annual option and restricted stock unit grants to non-employee directors vest on the first anniversary of the grant date.

Fiscal 2015 Director Compensation

The table below summarizes the compensation paid to our non-employee directors for the fiscal year ended January 2, 2016.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Theodore M. Armstrong	$114,398	$62,493	$62,509	—	—	—	$239,400
John H. Edmondson	$85,000	$62,493	$62,509	—	—	—	$210,002
John Gottschalk (4)	$54,077	—	—	—	—	—	$54,077
Dennis Highby	$50,000	$62,493	$62,509	—	—	—	$175,002
Reuben Mark (4)	$45,000	—	—	—	—	—	$45,000
Michael R. McCarthy	$131,500	$62,493	$62,509	—	—	—	$256,502
Donna M. Milrod	$104,398	$62,493	$62,509	—	—	—	$229,400
Beth M. Pritchard	$70,000	$62,493	$62,509	—	—	—	$195,002
Peter S. Swinburn (5)	$27,816	$62,491	$62,506				$152,813
James F. Wright (6)	$57,549	—	$108,627	—	—	—	$166,176

(1)

Mr. Cabela, the Company’s executive Chairman, and Mr. Millner, the Company’s CEO, are not included in this table as they are employees of the Company and thus receive no compensation for their service as directors. The compensation received by Mr. Millner as an employee of the Company is shown in the Fiscal 2015 Summary Compensation Table on page 28. Compensation received by

Mr. Cabela is not required to be presented in the Fiscal 2015 Summary Compensation Table pursuant to the rules of the SEC because he did serve as the Company’s principal executive officer or principal financial officer, and was not one of the Company’s other three most highly compensated executive officers, at any time during fiscal 2015.

(2)

The amount shown is the amount earned during fiscal 2015 by our non-employee directors. Our non-employee directors are paid annual retainer amounts in four quarterly installments. These installments are paid at the beginning of each quarter. Fees earned for meeting attendance during a quarter are paid at the beginning of the following quarter. The amount shown includes $29,398, $29,398, $11,577, and $26,500 for each of Ms. Milrod and Messrs. Armstrong, Gottschalk, and McCarthy, respectively, for fees earned as a director of World’s Foremost Bank, our wholly-owned bank subsidiary.

(3)

Reflects the grant date fair value in accordance with ASC 718. Refer to Note 19 “Stock Based Compensation Plans and Employee Benefit Plans” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 22, 2016, for the relevant assumptions used to determine the valuation of our option awards. As of January 2, 2016, the directors who served in fiscal 2015 had the following number of stock options outstanding: Mr. Armstrong, 30,047; Mr. Edmondson, 24,047; Mr. Gottschalk, 10,000; Mr. Highby, 8,047; Mr., Mark, 13,000; Mr. McCarthy, 30,047; Ms. Milrod, 8,047; Ms. Pritchard, 13,047; Mr. Swinburn 3,509; and Mr. Wright, 5,000. As of January 2, 2016, the directors who served in fiscal 2015 had the following number of restricted stock units outstanding: Mr. Armstrong, 1,217; Mr. Edmondson, 1,217; Mr. Gottschalk, none; Mr. Highby, 1,217; Mr. Mark, none; Mr. McCarthy, 1,217; Ms. Milrod, 1,217; Ms. Pritchard, 1,217; Mr. Swinburn 1,398; and Mr. Wright, none.

(4)	Messrs. Gottschalk and Mark retired from the Board as of the June 3, 2015, Annual Meeting of Shareholders.

(5)	Mr. Swinburn was appointed as a director on August 10, 2015.

(6)	Mr. Wright was appointed as a director on April 14, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 9, 2016 (except as noted below), the number and percentage of outstanding shares of our common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer, and by all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes to the table below, we believe that the beneficial owners of the common stock listed below, based on the information furnished by such owners, have sole voting power and investment power with respect to such shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 68,479,557 shares of common stock issued and outstanding as of November 9, 2016.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock as to which the person has the right to acquire beneficial ownership within 60 days of November 9, 2016, through the exercise of any option, conversion rights, or other rights. We did not deem these shares outstanding for purposes of computing the percentage ownership of any other person.

Name	Amount and Nature of Beneficial Ownership of Company Common Stock	Percent of Class
5% Shareholders:
James W. Cabela (1)	11,205,376	16.4
Cabela’s Family, LLC (2)	4,641,809	6.8
Blackrock, Inc. (3)	3,604,826	5.3
Credit Suisse AG (4)	3,564,170	5.2
The London Company (5)	3,486,926	5.1
Directors and Named Executive Officers
Thomas L. Millner (6)	442,689	*
Scott K. Williams (7)	60,296	*
Sean Baker (8)	47,214	*
Ralph W. Castner (9)	476,889	*
Michael Copeland (10)	110,958	*
Brian J. Linneman (11)	426,896	*
Theodore M. Armstrong (12)	45,293	*
John H. Edmondson (13)	37,264	*
Dennis Highby (14)	358,810	*
Michael R. McCarthy (15)	1,591,373	2.3
Donna M. Milrod (16)	9,839	*
Beth M. Pritchard (17)	20,264	*
Peter S. Swinburn (18)	4,907	*
James F. Wright (19)	8,000	*
All directors and executive officers as a group (15 persons) (20)	14,535,354	21.0

*Less than 1%.

(1)	Includes 10,402 shares of common stock held in our 401(k) Plan. The address for Mr. Cabela is c/o Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160.

(2)

This is based on a Schedule 13G/A filed with the SEC on February 16, 2016, by Cabela’s Family, LLC. According to the Schedule 13G/A, Cabela’s Family, LLC had sole voting power and sole dispositive power with regard to 4,641,809 shares of common stock as of December 31, 2015. The Schedule 13G/A states that Cabela’s Family, LLC’s address is 3020 11th Avenue, Sidney, Nebraska 69162.

(3)

This is based on a Schedule 13G filed with the SEC on February 9, 2016, by BlackRock, Inc. According to the Schedule 13G, BlackRock, Inc. had sole voting power with regard to 3,422,430 shares of common stock and sole dispositive power with regard to 3,604,826 shares of common stock as of December 31, 2015. The Schedule 13G states that BlackRock Inc.’s address is 55 East 52nd Street, New York, New York 10055.

(4)

This is based on a Schedule 13G filed with the SEC on February 16, 2016, by Credit Suisse AG. According to the Schedule 13G, Credit Suisse AG had shared voting power and shared dispositive power with regard to 3,564,170 shares of common stock as of December 31, 2015. The Schedule 13G states that Credit Suisse AG’s address is Uetlibergstrasse 231, P.O. Box 900, CH 8070, Zurich, Switzerland.

(5)

This is based on a Schedule 13G/A filed with the SEC on February 9, 2016, by The London Company. According to the Schedule 13G/A, The London Company had sole voting power and sole dispositive power with regard to 3,206,253 shares of common stock as of December 31, 2015, and shared dispositive power with regard to 280,673 shares of common stock as of December 31, 2015. The Schedule 13G/A states that The London Company’s address is 1800 Bayberry Court, Suite 301, Richmond, Virginia 23266.

(6)

Includes (a) 760 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 295,798 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(7)

Includes (a) 759 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 35,678 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(8)

Includes (a) 2,278 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 22,548 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(9)

Includes (a) 119 shares of common stock held in our 401(k) Plan, (b) 914 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund, (c) 108,042 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016, and (d) 111,981 shares of common stock held by Castner Family, LLC.

(10)

Includes (a) 402 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund and (b) 75,892 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(11)

Includes (a) 314 shares of common stock held in our 401(k) Plan, (b) 915 shares of common stock (unitized) held in our 401(k) Plan through the Cabela’s stock fund, and (c) 132,042 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(12)	Includes 26,047 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(13)	Includes 24,047 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(14)

Includes (a) 14,595 shares of common stock held in our 401(k) Plan, (b) 352 shares of common stock (unitized) held in our 401(k) Plan, (c) 242,302 shares of common stock held by Highby Family, LLC, and (d) 8,047 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(15)

Includes (a) 26,047 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016 and (b) 1,513,916 shares of common stock held by MGL Holdings, LLC, or Holdings. Holdings is a wholly-owned subsidiary of McCarthy Group, LLC, or MGL. McCarthy Capital Corporation is an indirectly wholly-owned subsidiary of MGL and also the manager of Holdings. Mr. McCarthy is the Chairman of MGL.

(16)	Includes 8,047 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(17)	Includes 13,047 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(18)	Includes 3,509 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(19)	Includes 5,000 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016.

(20)

Includes 712,423 shares of common stock issuable upon exercise of stock options within 60 days of November 9, 2016. Messrs. Copeland’s and Linneman’s beneficial ownership is not included in this amount as they are no longer executive officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC and NYSE reports of ownership of our securities and changes in reported ownership. Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended January 2, 2016, our officers, directors, and greater than 10 percent owners timely filed all reports they were required to file under Section 16(a), except that Ms. Milrod did not timely file a Form 4 for the purchase of shares in July 2015, but such Form 4 was subsequently filed.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee has adopted a policy and procedures for review, approval, and monitoring of transactions involving the Company and “related persons” (directors, executive officers, shareholders owning more than five percent of any class of the Company’s voting securities, and any immediate family member of any of the foregoing). The written policy covers any transaction, arrangement, or relationship in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect interest.

Related person transactions must be approved or ratified by the Audit Committee. The Audit Committee will approve or ratify only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. In considering the transaction, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable), but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee will participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

The Audit Committee will annually review any previously approved or ratified related person transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Audit Committee will determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the related person transactions.

In fiscal 2015, we paid $138,345 in salary to Matthew Highby, a son of Mr. Dennis Highby, a director. Mr. Matthew Highby was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $22,739. In fiscal 2015, Mr. Matthew Highby was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers. Mr. Matthew Highby has continued to receive similar compensation in fiscal 2016.

In fiscal 2015, we paid $106,155 in salary to Kurtis Kaiser, a son-in-law of Mr. Dennis Highby, a director. Mr. Kaiser was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $21,352. In fiscal 2015, Mr. Kaiser was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers. Mr. Kaiser has continued to receive similar compensation in fiscal 2016.

In fiscal 2015, we paid $150,324 in salary to Sarah Kaiser, a daughter of Mr. Dennis Highby, a director. Ms. Kaiser was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $51,439. In fiscal 2015, Ms. Kaiser was also eligible to participate in all benefit programs generally available to employees and her compensation is commensurate with that of her peers. Ms. Kaiser has continued to receive similar compensation in fiscal 2016.

In fiscal 2015, we paid $103,696 in salary to Carter Kokjer, a son-in-law of Mr. Dennis Highby, a director. Mr. Kokjer was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $19,966. In fiscal 2015, Mr. Kokjer was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers. Mr. Kokjer has continued to receive similar compensation in fiscal 2016.

In fiscal 2015, we paid $141,105 in salary to Trent Santero, a son-in-law of Mr. Dennis Highby, a director. Mr. Santero was also granted equity awards with a grant date fair value (as determined in accordance with ASC 718) of $45,726. In fiscal 2015, Mr. Santero was also eligible to participate in all benefit programs generally available to employees and his compensation is commensurate with that of his peers. Mr. Santero has continued to receive similar compensation in fiscal 2016.

PROPOSAL TWO –

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as the Company’s independent registered public accounting firm for fiscal 2016, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the selection of Deloitte for ratification by shareholders as a matter of good corporate practice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. If the shareholders should fail to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for fiscal 2016, the Audit Committee will designate the Company’s independent registered public accounting firm for fiscal 2016.

The following table shows the aggregate fees billed to us for professional services by Deloitte for fiscal years 2015 and 2014:

	Fiscal 2015	Fiscal 2014
Audit Fees	$1,182,000	$1,109,600
Audit-Related Fees	365,905	551,805
Tax Fees	160,237	580,275
All Other Fees	4,000	4,000

Total Fees	$1,712,142	$2,245,680

A description of the types of services provided in each category is as follows:

Audit Fees - For fiscal 2015 and 2014, includes fees for professional services and expenses relating to the audit of our annual financial statements, the audit of our internal control over financial reporting, and the review of our quarterly financial information.

Audit-Related Fees - For fiscal 2015 and 2014, includes fees for professional services and expenses relating to work for our wholly-owned bank subsidiary, World’s Foremost Bank, as it relates to the bank’s securitization transactions.

Tax Fees - For fiscal 2015 and 2014, includes fees for professional services and expenses related to ongoing IRS examinations.

All Other Fees - For fiscal 2015 and 2014, consists of a subscription service for use of an accounting research tool.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC. The Audit Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also may pre-approve detailed types of audit-related and permitted tax and other services, subject to certain dollar limits, to be performed during the next twelve months. All other non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis, subject to those exceptions that may be permitted by applicable law. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities shall be reported to the Audit Committee at each regularly scheduled meeting.

PROPOSAL THREE –

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act amended the Exchange Act to require publicly-traded companies to conduct a non-binding shareholder advisory vote on executive compensation, as disclosed pursuant to Item 402 of Regulation S-K. Additionally, the Dodd-Frank Act amended the Exchange Act to require publicly-traded companies to submit to their shareholders, at least once every six years, an advisory vote as to how often the shareholders wish the Company to include in our Proxy Statement an advisory vote on executive compensation. Accordingly, we included proposals in our 2011 Proxy Statement regarding advisory votes on our executive compensation practices and the desired frequency of future advisory votes on executive compensation. Based in part upon the results of the shareholder advisory vote on the frequency of advisory votes on executive compensation, the Board determined to hold an advisory vote on executive compensation every year until the next vote on the frequency of such advisory votes.

As such, the Company is submitting this proposal, requesting that the shareholders approve the compensation of the Company’s named executive officers and the Company’s executive compensation policies and practices, all of which are set forth above in the Compensation Discussion and Analysis and related compensation tables and disclosures.

As discussed in the Compensation Discussion and Analysis, our compensation programs are intended to provide a link between the creation of shareholder value and the compensation earned by our executive officers. We believe that our compensation programs provide such a link with shareholder value due to the following:

•	Short-term cash bonus opportunities are set on an annual basis, consisting of milestones which contribute to growth in shareholder value.

•	The Company’s long-term incentive plans are designed to reward executive officers for the achievement of long-term objectives, which result in an increase in shareholder value.

•

Since a significant ownership stake in the Company leads to a strong alignment of interests with shareholders, our executive officers are subject to minimum stock ownership and retention guidelines. Our CEO is required to own stock equal in value to five times his annual base salary and our President and Executive Vice Presidents are required to own stock equal in value to three times their annual base salary. All of our executive officers are in compliance with the Company’s stock ownership and retention guidelines.

•

Management Change of Control Severance Agreements with our named executive officers contain a double trigger and any payments under these agreements are strictly tied to both a change in control and termination of employment.

•	Management Change of Control Severance Agreements with our named executive officers, if triggered, call for payments of less than three times annual base salary and bonus.

•	Management Change of Control Severance Agreements with our named executive officers, if triggered, do not provide tax gross-ups to our named executive officers.

•	The Stock Plans prohibit the cash buyout of underwater options or stock appreciation rights.

•	The Stock Plans prohibit the repricing of options.

•

Proprietary Matters Agreements with our executive officers require our executive officers to forfeit all of their outstanding equity awards and reimburse us for any amounts received as profit or gain from any previously granted equity awards if the executive officer breaches the Proprietary Matters Agreement.

•	Executive officers receive retirement, health, and welfare benefits that are consistent with our other exempt employees.

•

Executive officers are not allowed to make a short sale of stock, which we define as any transaction whereby one may benefit from a decline in our stock price, or buy or sell derivative securities relating to the Company’s stock.

The objectives of our compensation programs are to: attract, motivate, and retain superior talent; ensure that compensation is commensurate with our performance and shareholder returns; provide performance awards for the achievement of strategic objectives that are critical to our long-term growth; and ensure that our executive officers and certain key personnel have financial incentives to achieve sustainable growth in shareholder value. Our Compensation Committee continually reviews our compensation programs to ensure such programs create an appropriate balance between executive compensation and shareholder value.

The Company requests that you vote in favor of the compensation of the Company’s named executive officers and the Company’s executive compensation policies and practices, as set forth above in the Compensation Discussion and Analysis and related compensation tables and disclosures. Accordingly, the following resolution is submitted to the shareholders for a vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

Although this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of this vote and consider such results when making future decisions related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS

VOTE “FOR” THE PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR 2017 ANNUAL MEETING

If you would like to present a proposal for possible inclusion in our 2017 Proxy Statement pursuant to the SEC’s rules, send the proposal to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160. Proposals must be received by July 20, 2017.

Shareholders who want to bring business before the annual meeting of shareholders in 2017, other than through a shareholder proposal pursuant to the SEC’s rules, must notify our Secretary in writing and provide the information required by the provision of our Amended and Restated Bylaws dealing with shareholder proposals. The notice must be received at our principal executive offices no earlier than July 16, 2017, and no later than August 15, 2017. The requirements for such notice are set forth in our Amended and Restated Bylaws. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the notice of the meeting. As to any other business that may properly come before the Annual Meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Our Annual Report on Form 10-K, as filed by us with the SEC (excluding exhibits), is a portion of the Annual Report that is being mailed to our shareholders. However, such Annual Report, including the Annual Report on Form 10-K, is not to be considered part of this proxy solicitation material. A copy of exhibits to our Annual Report on Form 10-K will be provided upon request to our Secretary, Cabela’s, One Cabela Drive, Sidney, Nebraska 69160 upon the payment of a reasonable fee to furnish such exhibits.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust, or other nominee may have sent you a notice that your household will receive only one Annual Report and Proxy Statement or Notice of Internet Availability of Proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust, or other nominee will assume that you have consented and will send only one copy of our Annual Report and Proxy Statement or Notice of Internet Availability of Proxy to your address. If you desire to revoke your consent to householding, please contact your bank, broker, trust, or other nominee. In any event, if you did not receive an individual copy of this Proxy Statement or if you wish to receive individual copies of our Proxy Statements, Annual Reports, or Notices of Internet Availability of Proxy, as applicable, for future meetings, we will send a copy to you if you write our Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160, or call (308) 254-5505.

If you and other residents at your mailing address are registered shareholders and you received more than one copy of this Proxy Statement, but you wish to receive only one copy of our Annual Report and Proxy Statement or Notice of Internet Availability of Proxy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to our Corporate Secretary at Cabela’s Incorporated, One Cabela Drive, Sidney, Nebraska 69160.

DATED: Sidney, Nebraska, November 17, 2016

APPENDIX A

CABELA’S INCORPORATED

INDEPENDENCE GUIDELINES AND CATEGORICAL STANDARDS

The Board intends that, except during periods of temporary vacancies, a majority of the directors will be independent directors, as independence is determined by the Board, based on the guidelines set forth below. Directors who do not satisfy these independence guidelines also make valuable contributions to the Board and to the Company by reason of their experience and wisdom.

The Board has established the following guidelines to assist it in determining director independence, which conform to or exceed the independence requirements in the New York Stock Exchange listing requirements. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. In addition:

i.	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

ii.

A director who receives any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or whose immediate family member receives more than $100,000 per year in direct compensation, is not independent until three years after such compensation has been received.

iii.

A director who is affiliated with or employed by, or whose immediate family member is employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

iv.

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

v.

A director who is employed by, or whose immediate family member is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

vi.

A director who has a direct or indirect material interest (as determined by the Board), or whose immediate family member has a direct or indirect material interest (as determined by the Board), in any transaction since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000 is not independent until one year after completion of the transaction.

The Board has determined that the following relationships are categorically immaterial and shall not disqualify a director or nominee from being considered independent.

i.

A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a company that makes or has made payments to, or receives or has received payments (other than contributions, if the entity is a tax – exempt organization) from, the Company for property or services, and the amount of such

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payments has not within any of such other company’s three most recently completed fiscal years exceeded the greater of $1 million or 1% of such other company’s consolidated gross revenues for such year.

ii.

A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a bank, savings and loan association, insurance company, or other institutional lender that makes or has made loans to the Company (which shall include the purchase of notes or other debt instruments), and the amount of such loans has not within any of such lender’s three most recently completed fiscal years exceeded 1% of such lender’s, or 10% of the Company’s, consolidated gross assets.

iii.

A director, or an immediate family member of a director, is affiliated with, or is a partner, employee, officer, director, or less than 25% owner of, a paid advisor, paid consultant, or paid provider of professional services to any member of the Company’s senior management or Board, or any immediate family member of a member of the Company’s senior management or Board, and the amount of such payments has not within any of such firm’s three most recently completed fiscal years exceeded the greater of $250,000 or 1% of such other firm’s consolidated gross revenues for such year.

iv.

A director, or an immediate family member of a director, is a trustee, fiduciary, director, or officer of a tax-exempt organization to which the Company contributes, and the contributions to such organization by the Company have not within any of such organization’s three most recently completed fiscal years exceeded the greater of $250,000 or 1% of such organization’s consolidated gross revenues for such year.

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APPENDIX B

CABELA’S INCORPORATED

QUALIFICATIONS AND SPECIFIC QUALITIES AND SKILLS REQUIRED FOR DIRECTORS

Board Membership Criteria

The Nominating and Corporate Governance Committee works with the Board on a regular basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and appropriate experience. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a growing publicly traded company in today’s business environment, understanding of the Company’s business, educational and professional background, personal accomplishment, and gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Personal Characteristics and Core Competencies of Directors

Individual directors should possess all of the following personal characteristics:

•

Integrity and Accountability - Character is the primary consideration in evaluating any Board member. Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.

•

Informed Judgment - Board members should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and wisdom and apply it in decision making.

•

Financial Literacy - One of the important roles of the Board is to monitor the Company’s financial performance. Board members should be financially literate. Directors should know how to read a balance sheet, income statement and cash flow statement, and understand the use of financial ratios and other indices for evaluating Company performance.

•

Mature Confidence - The Board functions best when directors value Board and team performance over individual performance. Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Board members should approach others assertively, responsibly and supportively and raise tough questions in a manner that encourages open discussion.

•

High Performance Standards - In today’s highly competitive world, only companies capable of performing at the highest levels are likely to prosper. Board members should have a history of achievements that reflect high standards for themselves and others.

•

Passion - Directors should be passionate about the performance of the Company, both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the Company and a camaraderie among the Board that both challenges and inspires the Company’s employees.

•

Creativity - Success in the retail business will ultimately go to the participants who adapt quickly to changing environments and implement creative solutions to the significant challenges faced by industry participants. Board members should possess the creative talents needed to augment those of management.

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Core Competencies of the Board as a Whole

To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving the Company’s strategic plan, a host of core competencies need to be represented on the Board. The Board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains.

•

Accounting and Finance - Among the most important missions of the Board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The Board should have one or more directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.

•	Business Judgment - Stockholders rely on directors to make sensible choices on their behalf. Directors should have a record of making good business decisions in the corporate sector.

•

Management - To monitor corporate management, the Board needs to understand management trends in general and industry trends in particular. The Board should have one or more directors who understand and stay current on general management “best practices” and their application in complex, rapidly evolving business environments.

•

Crisis Response - Organizations inevitably experience both short and long-term crises. The ability to deal with crises can minimize ramifications and limit negative impact on Company performance. Boards should have one or more directors who have the ability and time to perform during periods of both short-term and prolonged crises.

•

Industry Knowledge - Companies continually face new opportunities and threats that are unique to their industries. The Board should have one or more members with appropriate and relevant industry-specific knowledge.

•

Leadership - Ultimately, a company’s performance will be determined by the directors’ and CEO’s ability to attract, motivate and energize a high-performance leadership team. The Board should have one or more directors who understand and possess empowerment skills and have a history of motivating high-performing talent.

•

Strategy and Vision - A key Board role is to approve and monitor Company strategy to ensure the Company’s continued high performance. The Board should have one or more directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions and continuously challenging the organization to sharpen its vision.

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Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone, or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/cab Use the Internet to vote your proxy until 11:59 p.m. (CT) on December 12, 2016.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on December 12, 2016.

MAIL – Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.
1.	Election of directors:		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Theodore M. Armstrong	☐	☐	☐	06	Thomas L. Millner	☐	☐	☐

	02	James W. Cabela	☐	☐	☐	07	Donna M. Milrod	☐	☐	☐

	03	John H. Edmondson	☐	☐	☐	08	Beth M. Pritchard	☐	☐	☐

	04	Dennis Highby	☐	☐	☐	09	Peter S. Swinburn	☐	☐	☐

	05	Michael R. McCarthy	☐	☐	☐	10	James F. Wright	☐	☐	☐

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2016.	☐ For	☐ Against	☐ Abstain

3.	An advisory vote to approve executive compensation.	☐ For	☐ Against	☐ Abstain

4.	In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CABELA’S INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, December 13, 2016

8:00 a.m. Mountain Time

Cabela’s Incorporated

One Cabela Drive

Sidney, Nebraska 69160

Cabela’s Incorporated One Cabela Drive Sidney, Nebraska 69160	proxy

This proxy is solicited by the Board of Directors of Cabela’s Incorporated (the “Company”) for use at the Annual Meeting of Shareholders to be held on December 13, 2016, and any adjournment thereof.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted as the Board of Directors recommends.

By signing the proxy, you acknowledge receipt of the notice of Annual Meeting and related proxy statement, dated November 17, 2016, revoke all prior proxies, and appoint Ralph W. Castner and Brent LaSure (each of them with full power to act without the other and with full power of substitution) to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders to be held at the Company’s Corporate Headquarters, One Cabela Drive, Sidney, Nebraska 69160, on Tuesday, December 13, 2016, at 8:00 a.m. Mountain Time, and all adjournments.

If you participate in the Company’s 401(k) Savings Plan (“401(k) Plan”) and had contributions invested in the Company’s common stock on November 9, 2016, this proxy will serve as voting instructions for the trustee of the 401(k) Plan. If no instructions are given, or if this proxy is not received by our transfer agent by December 8, 2016, your shares held in the 401(k) Plan will not be voted and will not be counted as present at the meeting.

See reverse for voting instructions.